UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
(Amendment No.  )

Filed by the Registrant ☒               Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

Retail Properties of America, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Our Stockholders:

You are cordially invited to attend the 2020 Annual Meeting of Stockholders (the “Annual Meeting”) of Retail Properties of America, Inc. (the “Company”). The Annual Meeting will be held on May 28, 2020 at 9:00 a.m. Central Time. The Annual Meeting will be held entirely online due to the public health impact of the coronavirus (COVID-19) outbreak and to support the health and well-being of our stockholders, employees and partners. You can attend and participate in the Annual Meeting online by visiting www.virtualshareholdermeeting.com/RPAI2020, where you will be able to listen to the Annual Meeting, submit questions and vote. Please see the “Questions and Answers” section of this proxy statement for more details regarding the logistics of the virtual Annual Meeting, including the ability of shareholders to submit questions during the Annual Meeting, and technical details and support related to accessing the virtual platform.

The Annual Meeting will be held for the following purposes:

1.	To elect eight directors, nominated by the Board of Directors of the Company, to hold office until the 2021 annual meeting of stockholders and until their successors are elected and qualify;

2.	To approve the Company’s executive compensation on an advisory basis;

3.	To ratify the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2020; and

4.	To transact any other business as may properly come before the meeting or any adjournments or postponements of the meeting.

The Board of Directors of the Company has fixed the close of business on March 24, 2020 as the record date for determining stockholders of record entitled to notice of and to vote at the Annual Meeting.

The Board of Directors of the Company appreciates and encourages your participation in the Annual Meeting. To assure your representation at the Annual Meeting, please authorize your proxy by completing, signing, dating and mailing the enclosed proxy card. You may also authorize your proxy through the internet or by calling a toll-free telephone number and following the procedures described on the enclosed proxy card. YOUR COOPERATION IN PROMPTLY SUBMITTING YOUR PROXY IS VERY MUCH APPRECIATED. For specific instructions, please refer to the instructions on the proxy card.

Thank you for your continued support of and interest in our Company.

By order of the Board of Directors,

/s/ Ann M. Sharp Hult
Ann M. Sharp Hult
Dated: April 3, 2020	Secretary

Important Notice Regarding the Availability of Proxy Materials for Stockholder Meeting To Be Held on May 28, 2020:

The Proxy Statement, Annual Report to Stockholders and Proxy Card are available free of charge at www.rpai.com/proxy.

TABLE OF CONTENTS

RETAIL PROPERTIES OF AMERICA, INC.
2021 SPRING ROAD, SUITE 200
OAK BROOK, ILLINOIS 60523

PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 28, 2020

This proxy statement contains information related to the Annual Meeting of Stockholders (the “Annual Meeting”) of Retail Properties of America, Inc. (the “Company,” “we,” “our” or “us”), which will be held on May 28, 2020 at 9:00 a.m. Central Time. Our stockholders are invited to attend the Annual Meeting online at www.virtualshareholdermeeting.com/RPAI2020.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

Why did you send me this Proxy Statement?

We sent you this proxy statement and the proxy card because our Board of Directors (the “Board”) is soliciting a proxy from you to vote your shares at the Annual Meeting. This proxy statement contains information we are required to provide to you and is designed to assist you in voting your shares. On or about April 3, 2020, we will begin mailing the proxy materials to all stockholders of record as of the close of business on March 24, 2020, the record date fixed by the Board for determining the holders of record of our Class A common stock, $0.001 par value per share, entitled to notice of and to vote at the Annual Meeting.

Why did some stockholders receive a Notice of Internet Availability of Proxy Materials?

Certain of our stockholders may receive a Notice of Internet Availability of Proxy Materials, or Notice, which was sent to stockholders on or about April 3, 2020, containing information on the availability of our proxy materials on the internet. Stockholders who received the Notice by mail will not receive a printed copy of our proxy materials unless requested in the manner described in the Notice. The Notice explains how to access and review this proxy statement and our Annual Report to Stockholders and how you may vote by proxy.

Who is entitled to attend and vote at the Annual Meeting?

If you were a stockholder of record as of the close of business on March 24, 2020, which is referred to as the record date, you are entitled to receive notice of, and to attend, the Annual Meeting and to vote the shares of Class A common stock that you held as of the close of business on the record date at the Annual Meeting. You may authorize a proxy to vote your shares without attending the Annual Meeting. Each of the outstanding shares of Class A common stock, as of the record date, is entitled to one vote on all matters to be voted upon at the Annual Meeting. On the record date, there were 214,121,973 shares of Class A common stock issued and outstanding. We refer to our Class A common stock as our “common stock.”

Attendance and participation at the Annual Meeting is limited to stockholders of record and to stockholders whose shares are registered in the name of a broker, bank or other nominee, and for which such stockholder has requested and obtained a valid proxy card, with a unique 16-digit control number, from their broker, bank or other nominee.

How do I attend the virtual Annual Meeting?

The Annual Meeting will be held entirely online due to the public health impact of the coronavirus (COVID-19) outbreak and to support the health and well-being of our stockholders, employees and partners. Stockholders of record of shares of our common stock at the close of business on the record date or their designated proxies or who are invited guests of the Company will be able to attend and participate in the Annual Meeting online by accessing www.virtualshareholdermeeting.com/RPAI2020 and following the login instructions below. Even if you plan to attend the Annual Meeting online, we recommend that you also vote by proxy as described herein so that your vote will be counted if you decide not to attend the Annual Meeting.

Access to the Audio Webcast of the Annual Meeting. The live audio webcast of the Annual Meeting will begin promptly at 9:00 a.m. Central Time. Online access to the audio webcast will open approximately thirty minutes prior to the start of the Annual Meeting to allow time for you to log in and test the computer audio system. We encourage our stockholders to access the Annual Meeting prior to the start time.

Login Instructions. To attend the online Annual Meeting, log in at www.virtualshareholdermeeting.com/RPAI2020. Stockholders will need their unique 16-digit control number, which appears on the Notice and the instructions that accompany the proxy materials. In the event that you do not have a control number, please contact your broker, bank or other nominee as soon as possible and no later than May 14, 2020, so that you can be provided with the control number and gain access to the Annual Meeting. If, for any reason, you are unable to locate your control number, you will still be able to join the virtual Annual Meeting as a guest by accessing www.virtualshareholdermeeting.com/RPAI2020 and following the guest login instructions; you will not, however, be able to vote or ask questions.

Submitting questions at the virtual Annual Meeting. As part of the Annual Meeting, we will hold a live question and answer session, during which time we intend to answer questions submitted during the Annual Meeting in accordance with the rules of conduct for the Annual Meeting that are pertinent to the Company and meeting matters, as time permits. Questions and answers will be grouped by topic and substantially similar questions will be grouped and answered once. The rules of conduct for the Annual Meeting will be posted on www.virtualshareholdermeeting.com/RPAI2020 approximately two weeks prior to the date of the Annual Meeting. Only stockholders who log in using their unique 16-digit control number, which appears on the Notice and the instructions that accompany the proxy materials, will be able to ask questions at the Annual Meeting.

Technical Assistance. Beginning thirty minutes prior to the start of and during the virtual Annual Meeting, we will have a support team ready to assist stockholders with any technical difficulties they may have accessing or hearing the virtual Annual Meeting. If you encounter any difficulties accessing the virtual Annual Meeting during the check-in or meeting time, please call the technical support number that will be posted on the virtual Annual Meeting login page.

Availability of live webcast to team members and other constituents. The live audio webcast will be available to not only our stockholders, but also to our team members and other constituents. Such constituents will be able to attend the virtual Annual Meeting by accessing www.virtualshareholdermeeting.com/RPAI2020 and following the guest login instructions; they will not, however, be able to vote or ask questions.

How do I vote?

If some or all of your shares are registered in your own name with our transfer agent, you are a “stockholder of record” or “record holder” with respect to such shares, and you can vote those shares either online at the Annual Meeting by following the instructions posted at www.virtualshareholdermeeting.com/RPAI2020 or by proxy without attending the Annual Meeting by any of the following methods:

By Internet. Stockholders may authorize a proxy to vote via the internet by using the website provided on their proxy card or Notice until 11:59 p.m. Eastern Time on May 27, 2020. The internet proxy authorization procedures are designed to authenticate stockholders’ identities and to allow stockholders to authorize a proxy to vote their shares and confirm that their instructions have been properly recorded. If you vote via the internet, you do not need to return your proxy card.

By Telephone. Stockholders may authorize a proxy to vote via touch-tone telephone by calling the toll-free telephone number provided on their proxy card or Notice until 11:59 p.m. Eastern Time on May 27, 2020. The touch-tone telephone proxy authorization procedures are designed to authenticate stockholders’ identities and to allow stockholders to authorize a proxy to vote their shares and confirm that their instructions have been properly recorded. If you vote via telephone, you do not need to return your proxy card.

By Mail. If you received printed materials and you choose not to authorize your proxy over the internet or by telephone, please complete the paper proxy card and return it to our transfer agent in the pre-addressed, postage-paid envelope provided with this proxy statement.

Please refer to the Notice or, if you received printed materials, the enclosed proxy card for voting instructions.

If you hold some or all of your shares in “street name,” you must either direct the bank, broker or other nominee as to how to vote your shares or obtain a legal proxy from the bank, broker or other nominee to vote your shares online at the Annual Meeting. Please refer to the voter instruction cards used by your bank, broker or other nominee for specific instructions on methods of voting, including using the internet or by telephone.

Each executed and timely-returned proxy will be voted in accordance with the instructions indicated on it. Except for “broker non-votes” described below, executed but unmarked proxies will be voted by the person(s) named thereon (i) for the election of the nominees named herein as directors (or a substitute for a nominee if such nominee is unable or refuses to serve); (ii) for the approval of an advisory resolution approving the Company’s executive compensation; (iii) for the ratification of the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2020; and (iv) in the discretion of such person(s) upon such matters not presently known or determined that may properly come before the Annual Meeting.

Can I revoke or change my proxy?

Yes. If you are a stockholder of record, you may revoke or change your proxy at any time before the shares it represents are voted by (i) giving written notice of the revocation to our Secretary, (ii) delivering a later-dated proxy (which automatically revokes the earlier proxy), or (iii) voting online at the Annual Meeting. For shares you hold beneficially in “street name,” you may change your vote by submitting new voting instructions to your broker, bank or other nominee or, if you have obtained a legal proxy from your broker, bank or other nominee giving you the right to vote your shares, by attending the Annual Meeting and voting online. If you are a stockholder of record as of the record date attending the Annual Meeting, you may vote online whether or not a proxy has been previously submitted, but your attendance online (without further action) at the Annual Meeting will not constitute revocation of a previously submitted proxy.

What constitutes a quorum?

The presence, online or by proxy, at the Annual Meeting of holders of a majority of our outstanding shares of common stock entitled to vote on the record date constitutes a quorum for the transaction of business at the Annual Meeting. If you have returned valid proxy instructions (in writing, by telephone or over the internet) or attend the virtual Annual Meeting and vote online, your shares will be counted for purposes of determining whether there is a quorum. Abstentions and “broker non-votes” will each be counted as present for purposes of determining the presence of a quorum. A “broker non-vote” occurs when a nominee (such as a custodian or bank) holding shares for a beneficial owner returns a signed proxy but does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

What vote is required to approve each Proposal assuming a quorum is present?

1.

Election of Directors: The affirmative vote of a majority of the votes cast is required for the election of each of the eight directors to be elected at the Annual Meeting, which means that a director nominee will only be elected if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election. There are no cumulative voting rights in the election of directors.

2.	Approval of Executive Compensation on an Advisory Basis: The affirmative vote of a majority of the votes cast is required to approve the Company’s executive compensation on an advisory basis.

3.

Ratification of the Selection of Deloitte & Touche LLP as the Company’s Independent Registered Public Accounting Firm for 2020: The affirmative vote of a majority of the votes cast is required to ratify the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2020.

Abstentions and “broker non-votes” will not be counted as votes cast for purposes of these Proposals. A “broker non-vote” occurs when a nominee (such as a custodian or bank) holding shares for a beneficial owner returns a signed proxy but does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

If you are a beneficial owner of shares held in “street name” and do not provide the organization that holds your shares with specific voting instructions, under the rules of various national and regional securities exchanges, the organization that holds your shares may generally vote on “routine” matters but cannot vote on “non-routine” matters.

How do I learn the results of the vote?

Voting results of the Annual Meeting will be disclosed on a Form 8-K filed with the Securities and Exchange Commission (“SEC”) within four business days after the Annual Meeting.

What is the cost of proxy solicitation?

We will bear all expenses incurred in connection with the solicitation of proxies. In an effort to have as large a representation at the Annual Meeting as possible, special solicitations of proxies may, in certain circumstances, be made by the Company’s officers, directors and employees by mail, telephone, facsimile or other electronic means. They will not receive any additional compensation for those activities, but they may be reimbursed for their out-of-pocket expenses. We may also reimburse brokers, banks, nominees and other fiduciaries for postage and reasonable administrative expenses of forwarding the proxy material to their principals who are beneficial owners of shares of our common stock.

Will stockholders be asked to vote on any other matters?

As of the date of this proxy statement, the above-referenced proposals are the only matters we are aware of that are to be voted upon at the Annual Meeting. If any other matter should properly come before the Annual Meeting, the persons appointed by you in your proxy will vote on those matters in accordance with the recommendation of the Board, or, in the absence of such a recommendation, in accordance with their discretion. The affirmative vote of a majority of the votes cast on any such other matter will be required for approval.

How can I manage the number of Proxy Statements and Annual Reports I receive?

The rules of the SEC permit companies to provide a single copy of our proxy statement and annual report to households in which more than one stockholder resides. This process is known as householding. Stockholders who share an address and who have been previously notified that their broker, bank or other intermediary will be householding their proxy materials will receive only one copy of our proxy statement and annual report unless they have affirmatively objected to the householding notice.

Stockholders sharing an address who received only one set of these materials may request a separate copy, which will be sent promptly at no cost, by writing to our Investor Relations department at: Investor Relations, Retail Properties of America, Inc., 2021 Spring Road, Suite 200, Oak Brook, Illinois 60523 or by contacting us via email at IR@rpai.com. For future annual meetings, a stockholder may request separate proxy statements or annual reports, or the householding of such materials, by contacting us as noted above.

This proxy statement and our annual report to stockholders are available at www.rpai.com/proxy.

Where can I find more information about the Company?

We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public on the SEC’s website at www.sec.gov.

ENVIRONMENTAL, SOCIAL & GOVERNANCE INITIATIVES

In 2019, we increased our commitment to invest in sustainable projects, make positive contributions to our communities and invest in our talented and diverse team. We continue to expand our environmental, social and governance (“ESG”) efforts within our portfolio and at our corporate headquarters. Our efforts are backed by the integrity of our team, our ESG taskforce and our Board. We continue to invest in our people and local communities to build a sense of empowerment with an emphasis on social cohesion, safety and corporate stewardship. We provide full, fair, accurate, timely and understandable disclosures in reports and filed documents via www.RPAI.com. Finally, we introduced a new microsite to highlight our ESG efforts at www.RPAIesg.com. Below are a few highlights that further outline our 2019 ESG successes:

ENVIRONMENTAL
US GREEN BUILDING COUNCIL – LEED SILVER CERTIFICATIONS: ▪ Corporate headquarters (Oak Brook, IL) ▪ Fordham Place – Mixed-Use Asset (Bronx, NY) ▪ Tysons Corner Divisional Office (McLean, VA)

GREEN DEVELOPMENT

We are committed to working with best-in-class partners such as AvalonBay, KETTLER, Trammel Crow and Fore Property who share similar values related to corporate responsibility. As of December 31, 2019, we are executing approximately $360 million in active and near-term RE/Development and RE/Expansion project starts.

RENEWABLE ENERGY
We signed power purchase agreements to deliver energy from renewable resources such as wind and solar to 27 of our Texas assets that are located in deregulated power jurisdictions. These contracts account for more than 25% of the assets in our total portfolio and will commence in July 2020.

INVESTED $50 MILLION IN ENERGY EFFICIENT ROOFING Since 2013, we have replaced over 7,000,000 square feet of roofs with new green roofing systems.

LED LIGHTING Approximately 45% of our portfolio utilizes LED lighting within our common areas and parking lots or is in the process of upgrading center lighting.

SOCIAL

HUMAN CAPITAL

▪ Team investment in professional development through our “Make Your Mark” leadership training series

▪ Performance management program encourages team members to develop and pursue challenging and measurable goals

▪ Diversity and Respect in the Workplace training

SAFETY ▪ Regular workplace safety and preparedness training ▪ OSHA, HVAC, AED, CPR and active shooter response training ▪ Monthly safety meetings and New Hire Safety Orientation

CORPORATE OUTREACH

▪ Annually fulfill over 300 holiday wishes for the children of Hephzibah Children’s Orphanage

▪ Raised over $250,000 for the Wellness House to support families affected by cancer

▪ Donated over $500,000 in charitable contributions as part of events that took place at our centers, in-kind donations and corporate-sponsored events

GOVERNANCE

CORPORATE GOVERNANCE DOCUMENTS

▪ Comprehensive Code of Business Conduct and Ethics

▪ Policy on Company Political Spending

▪ Maintain detailed internal policies and procedures for each organizational discipline and related risk

▪ Non-Retaliation Policy

▪ Guidelines on Corporate Governance

COMMITTEE CHARTERS

▪ Audit Committee Charter

▪ Nominating and Corporate Governance Committee Charter

▪ Executive Compensation Committee Charter

▪ Full, fair, accurate, timely and understandable disclosures in reports and documents we file with regulatory agencies and in other public communications

RISK & INSURANCE ▪ Robust risk management profile ▪ Maintain and implement regular updates to the Company’s Business Continuity Plan ▪ Evolving disaster recovery plan

PROPOSAL 1 - ELECTION OF DIRECTORS

PROPOSAL NO. 1: ELECTION OF EIGHT INDIVIDUALS TO SERVE AS DIRECTORS TO HOLD OFFICE UNTIL THE NEXT ANNUAL MEETING OF STOCKHOLDERS AND UNTIL THEIR SUCCESSORS ARE ELECTED AND QUALIFY.

The Board currently consists of eight directors, each of whom has a term that expires at the Annual Meeting. Based on the recommendation of the Nominating and Corporate Governance Committee (the “NCG Committee”), our Board has nominated each of our current Board members to stand for re-election at the Annual Meeting.

Each nominee is currently serving as a director of the Company. We have no reason to believe that any of the nominees will be unable or unwilling to serve, if elected. However, should any nominee be unable or unwilling to accept the office of director, and if the Board shall designate a substitute nominee, the persons named as proxies will vote for the election of the substitute nominee designated by the Board, and if none, for such other persons as the Board shall determine. After an evaluation, the Board determined that all of the current directors of the Company satisfy the definition of “independent” under the New York Stock Exchange’s (the “NYSE”) listing standards, except for Steven P. Grimes.

In connection with the determination by the Board that Mr. Robert G. Gifford is independent, including for purposes of his service on the Audit Committee, the Board considered that Mr. Gifford serves on the advisory board of an affiliate of an entity that is in negotiations with us relating to a potential real estate investment.

The election of members of the Board is conducted on an annual basis. The individuals elected to the Board serve a one-year term and until their successors are elected and qualify. Accordingly, the term of office of each of our current directors will expire at the Annual Meeting. Information regarding the business experience of each nominee is provided below based upon information furnished to us by the individuals named.

Nominees for Election as Directors

The following sets forth information with regard to the nominees for election to the Board, with ages set forth as of March 24, 2020.

Name, Positions with RPAI and Age	Business Experience
GERALD M. GORSKI Director since 2003 and Chairman of the Board since 2010 Age 77
Gerald M. Gorski has been one of our directors since 2003 and Chairman of the Board since 2010. Mr. Gorski was a Partner in the law firm of Gorski & Good LLP, Wheaton, Illinois from 1978 through 2016. Mr. Gorski’s practice focused on governmental law, and he represented numerous units of local government in Illinois. Mr. Gorski has served as a Special Assistant State’s Attorney and a Special Assistant Attorney General in Illinois. Mr. Gorski also served as the Vice Chairman of the Board of Commissioners for the DuPage Airport Authority and the Chairman of the Board of Directors of the DuPage National Technology Park. Mr. Gorski has written numerous articles on various legal issues facing Illinois municipalities and has been a speaker at various municipal law conferences. Mr. Gorski is a National Association of Corporate Directors, or NACD, Board Leadership Fellow. Mr. Gorski received a B.A. from North Central College with majors in Political Science and Economics and a J.D. from DePaul University Law School.

BONNIE S. BIUMI Director since 2015 Age 57	Bonnie S. Biumi has been one of our directors since 2015. Ms. Biumi has over 30 years of experience in public accounting and

Name, Positions with RPAI and Age	Business Experience

as a Chief Financial Officer or other senior-level financial position at both public and private companies. Most recently, Ms. Biumi served as President and Chief Financial Officer of Kerzner International Resorts, Inc., a developer, owner and operator of destination resorts, casinos and luxury hotels, from 2007 to 2012. Ms. Biumi previously held senior-level financial positions at NCL Corporation, Ltd. and Royal Caribbean Cruises, Ltd., which are listed on the NYSE, Neff Corporation (now United Rentals, Inc.), which was previously listed on the NYSE, Peoples Telephone Company, Inc. and Price Waterhouse. Ms. Biumi serves on the Board of Eldorado Resorts, Inc., a Nasdaq-listed company. Previously, from 2012 to 2017, Ms. Biumi served on the Board of Directors of Isle of Capri Casinos, a Nasdaq-listed company, and from 2013 to 2015, she served on the Board of Directors of Home Properties, Inc., a NYSE-listed company. Ms. Biumi received a B.S. in Accounting from the University of Florida and is a certified public accountant.

FRANK A. CATALANO, JR. Director since 2003 Age 58

Frank A. Catalano, Jr. has been one of our directors since our inception in 2003. Mr. Catalano has been President of Catalano & Associates, a real estate company that engages in brokerage and property management services and in the rehabilitation and leasing of office buildings, since 1999. Mr. Catalano served as Regional Vice President at Gateway Funding Diversified Mortgage Services, L.P., a residential mortgage banking company, from February 2008 to 2011 and as Vice President of American Home Mortgage Company from 2002 to August 2007. Mr. Catalano served as Regional Vice President of Flagstar Bank from January 2001 through March 2002 and as President and Chief Executive Officer of CCS Mortgage, Inc., which was sold to Flagstar Bank in 2000, from 1995 through 2000. Mr. Catalano is a member of the United Cerebral Palsy Seguin Board and formerly served as the Chairman of the Board of the Elmhurst Chamber of Commerce. Mr. Catalano is a NACD Board Leadership Fellow, holds a real estate broker’s license and is certified in cybersecurity.

ROBERT G. GIFFORD Director since 2016 Age 63

Robert G. Gifford has been one of our directors since 2016. Mr. Gifford served as President and Chief Executive Officer of AIG Global Real Estate (“AIG”) from 2009 through 2016, joining AIG one year after the U.S. Government took an equity interest in the company. In this role, Mr. Gifford executed on both the wind-down of $20 billion of legacy real estate assets under management, including retail and mixed-use development projects, and the subsequent strategic rebuilding of their real estate investment platform, committing over $2.5 billion of equity to $7.5 billion of new real estate projects with a focus on development and value-add acquisitions. Before joining AIG, Mr. Gifford was with AEW Capital Management, L.P. (“AEW”) for 22 years, where he was a Principal and led a team in creating and implementing an opportunistic investment strategy targeting value-add real estate acquisitions and development, including retail and mixed-use properties. Mr. Gifford was also involved in the structuring and marketing of specialized real estate investment trust (“REIT”) funds and leading a $2 billion

Name, Positions with RPAI and Age	Business Experience

recapitalization of a super-regional shopping center portfolio at AEW. Mr. Gifford serves as a Director of Lehman Brothers Holding Inc. He is also a member of the Advisory Boards of The Davis Companies, a private real estate investor, developer and operator based in Boston, Massachusetts, and Milhaus, a private multi-family developer based in Indianapolis, Indiana. Mr. Gifford is an active member of the Urban Land Institute where he formerly served as Council Vice-Chair. Mr. Gifford received a B.A. from Dartmouth College and a master’s degree in Public and Private Management from the Yale School of Management.

STEVEN P. GRIMES Director since 2011; Chief Executive Officer since 2009 Age 53
Steven P. Grimes has served as Chief Executive Officer of the Company since 2009 and as a Director since 2011. Previously, Mr. Grimes was President of the Company from October 2009 to May 2018; Chief Financial Officer of the Company since the internalization of our management in November 2007 to December 2011; Chief Operating Officer of the Company from November 2007 to October 2009 and Treasurer of the Company from October 2008 to December 2011. From February 2004 to November 2007, Mr. Grimes served as Principal Financial Officer and Treasurer and Chief Financial Officer of Inland Western Retail Real Estate Advisory Services, Inc., our former business manager/advisor. Previously, Mr. Grimes served as a Director with Cohen Financial, a mortgage brokerage firm, and as a senior manager with Deloitte & Touche LLP in their Chicago-based real estate practice where he was a national deputy real estate industry leader. Mr. Grimes is an active member of various real estate trade associations, including NAREIT, ICSC and The Real Estate Roundtable. Mr. Grimes received a B.S. in Accounting from Indiana University.

RICHARD P. IMPERIALE Director since 2008 Age 60
Richard P. Imperiale has been one of our directors since 2008. Mr. Imperiale is President and founder of the Uniplan Companies, a Milwaukee, Wisconsin-based investment advisory holding company that, together with its affiliates, manages and advises over $2.5 billion of assets. Mr. Imperiale founded Uniplan, Inc. in 1984, which specializes in managing equity-income, REIT and micro-cap specialty portfolios for clients. Mr. Imperiale began his career as a credit analyst for the First Wisconsin National Bank (now U.S. Bank). In 1983, Mr. Imperiale joined B.C. Ziegler & Company, a Midwest regional brokerage firm where he was instrumental in the development of portfolio strategies for one of the first hedged municipal bond mutual funds in the country. Mr. Imperiale serves as a Director of Reven Housing REIT, Inc., a Nasdaq-listed company, with a regional focus on single-family residential properties. Mr. Imperiale is widely quoted in local and national media on matters pertaining to investments and is the author of several books on investing, including “Real Estate Investment Trusts: New Strategies For Portfolio Management” published by John Wiley & Sons, 2002. Mr. Imperiale is a NACD Board Leadership Fellow. Mr. Imperiale received a B.S. in Finance from Marquette University Business School.

Name, Positions with RPAI and Age	Business Experience
PETER L. LYNCH Director since 2014 Age 68
Peter L. Lynch has been one of our directors since 2014. Mr. Lynch served as Chairman of the Board of Directors, President and Chief Executive Officer, from 2006 to March 2012, and Chief Executive Officer, from 2004 to 2006, of Winn-Dixie Stores, Inc., a supermarket chain operating approximately 485 combination food and drug stores throughout the South and a Nasdaq-listed company prior to its merger with BI-LO, LLC in December 2011. From 1998 through 2003, Mr. Lynch held various positions of increasing responsibility, including President and Chief Operating Officer and Executive Vice President-Operations, with Albertson’s, Inc., a national retail food and drug chain comprised of 2,500 stores operating under the Albertson’s, Jewel/Osco, ACME, Sav-on and Osco names. While at Albertson’s, Inc., Mr. Lynch spearheaded the successful merger of American Stores Company, which operated food and drug stores in the Midwest, into Albertson’s, Inc. Mr. Lynch also held executive positions with Jewel/Osco, including President of the ACME division and Senior Vice President of Store Operations. Mr. Lynch began his career with Star Markets Company, a regional retailer, serving as Vice President of Operations and Vice President of Human Resources before being named its President.  Mr. Lynch serves on the Board of Directors of Alcanna Inc. (formerly Liquor Stores N.A. Ltd.), which is listed on the Toronto Stock Exchange. Mr. Lynch also serves on the Board of Sid Wainer & Son, a privately held company, located in New Bedford, Massachusetts. Mr. Lynch is a member of the Board of Trustees of Nichols College and is a Trustee of the Willowbend Country Club. Mr. Lynch received a B.S. in Finance from Nichols College.

THOMAS J. SARGEANT Director since 2013 Age 61

Thomas J. Sargeant has been one of our directors since 2013. Mr. Sargeant served as Chief Financial Officer of AvalonBay Communities, Inc., a NYSE-listed multi-family REIT, from 1995 until his retirement in May 2014. From 1986 through 1995, Mr. Sargeant held various finance positions with AvalonBay Communities, Inc.’s predecessor companies, including Chief Financial Officer, Secretary, Treasurer, Group Financial Officer and Controller. From 1984 to 1986, Mr. Sargeant held a finance position with Ingersoll Rand. From 1980 to 1984, Mr. Sargeant held various roles at Arthur Andersen & Company serving clients primarily in the real estate and construction industries. Mr. Sargeant is a member of the Boards of Directors of Morgan Stanley Private Bank, N.A., a wholly owned subsidiary of Morgan Stanley, and of Morgan Stanley Bank, N.A. Mr. Sargeant received a B.S. in Business Administration from the University of South Carolina and is a certified public accountant.

Director Qualifications.  The NCG Committee takes into consideration many factors when identifying director nominees, including diversity, which has multiple dimensions such as age, professional experience, industry, geography, gender and race. On an annual basis, the NCG Committee performs a skill set analysis of existing members of the Board, and in conjunction with the strategic initiatives of the Company, determines what skill sets may be needed. The current composition of the Board is a direct result of this effort, specifically in the areas of gender, industry, financial and development expertise.

In concluding that each of the foregoing directors should serve as a director, the NCG Committee and the Board focused on each director’s participation and performance on the Board during his or her tenure, as well as each director’s experience, qualifications, attributes and skills discussed in each director’s individual biographies set forth above. In particular, with respect to each director, the NCG Committee and the Board noted the following:

▪

Mr. Gorski’s experience as an attorney and focus on local government law gives the Board a valuable perspective on the numerous legal issues (including land-use law) that the Company faces, as well as on local political issues;

▪

Ms. Biumi’s financial experience, including her serving as chief financial officer or in other senior-level financial positions of both public and private companies, and experience as a certified public accountant, brings financial expertise to the Board and the Audit Committee;

▪	Mr. Catalano’s experience in leading a firm engaged in the brokerage, management, rehabilitation and leasing of commercial property coincides closely with the Company’s business;

▪

Mr. Gifford’s leadership and real estate experience, including his serving as chief executive officer of a $20 billion real estate investment platform, brings expertise to the Board regarding creating strategic growth opportunities for the Company;

▪	Mr. Grimes’ experience and position as the Company’s Chief Executive Officer;

▪	Mr. Imperiale’s experience in the brokerage and investment advisory industries provides the Board with a REIT investor’s perspective as to the Company’s financial results and corporate messaging;

▪

Mr. Lynch’s leadership experience, including his serving as president and chief executive officer of a retail grocer and Nasdaq-listed company, and his knowledge of financial management, strategic business planning, mergers and acquisitions and of both retail and non-retail operations; and

▪	Mr. Sargeant’s financial and real estate experience, including his serving as chief financial officer of a NYSE-listed REIT, brings financial expertise to the Board and the Audit Committee.

Vote Required

The affirmative vote of a majority of the votes cast is required for the election of each of the eight directors to be elected at the Annual Meeting, which means that a director nominee will only be elected if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election. There are no cumulative voting rights in the election of directors. Broker non-votes, if any, and abstentions will not be treated as votes cast.

THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ELECTION OF EACH OF ITS DIRECTOR NOMINEES.

CORPORATE GOVERNANCE AND BOARD MATTERS

Corporate Governance Profile

We have structured our corporate governance in a manner we believe closely aligns our interests with those of our stockholders. Notable features of our corporate governance structure include the following:

▪	the Board is not staggered, with each of our directors subject to re-election annually;

▪	of the eight persons who currently serve on the Board, seven have been affirmatively determined by the Board to be independent for purposes of the NYSE’s listing standards;

▪	we have a majority voting standard for uncontested director elections;

▪	two current members of our Audit Committee qualify as “audit committee financial experts” as defined by SEC rules;

▪	we have an independent Chairman of the Board;

▪	we have opted out of the Maryland business combination and control share acquisition statutes and we may not opt in without stockholder approval;

▪

our bylaws may be amended by the affirmative vote of a majority of all votes entitled to be cast by stockholders of the issued and outstanding shares of common stock of the Company at a meeting of stockholders duly called and at which a quorum is present;

▪

we do not have a stockholder rights plan and in the future, we will not adopt a stockholder rights plan unless our stockholders approve in advance the adoption of a plan or, if adopted by the Board, we will submit the stockholder rights plan to our stockholders for a ratification vote within twelve (12) months of the adoption or the plan will terminate;

▪	we have a robust anti-hedging and anti-pledging policy that prohibits such action by members of the Board or our Named Executive Officers (as defined herein);

▪	we have stock ownership guidelines for members of the Board, our Chief Executive Officer and our other Named Executive Officers (as defined herein); and

▪	we intend to conduct an annual stockholders’ advisory vote on executive compensation in accordance with the stockholders’ advisory vote on the frequency of executive compensation.

Board of Directors. The Board is currently comprised of eight members. The current members of the Board are Mr. Gerald M. Gorski, Ms. Bonnie S. Biumi, Mr. Frank A. Catalano, Jr., Mr. Robert G. Gifford, Mr. Steven P. Grimes, Mr. Richard P. Imperiale, Mr. Peter L. Lynch and Mr. Thomas J. Sargeant.

Board Leadership Structure. Since its inception, the Company has had separate individuals serving in the positions of Chief Executive Officer and Chairman of the Board. The Board believes this structure best serves the Company by allowing our Chief Executive Officer to focus his efforts on setting the strategic direction and providing day-to-day leadership of the Company while the Chairman of the Board focuses on presiding at meetings of the Board and overall planning and relations with the directors. The Board believes that the needs of a company with a large portfolio of properties and a wide spectrum of business decisions that it faces are best met by allowing these two different functions to be handled by two separate individuals.

Executive Sessions. The independent directors meet in executive session without management present at least once per year at regularly scheduled meetings and at such other times as they deem appropriate. The Chairman of the Board acts as the presiding director for these executive sessions of independent directors provided that if the Chairman of the Board is not an independent director or is not present, the Chair of the NCG Committee shall act as the presiding director and if such chair is not present, the directors present at the executive session shall determine the director to preside at such executive session by majority vote.

Board Role in Risk Management. The Board plays an important role in the risk oversight of the Company, primarily through direct decision-making authority with respect to significant matters and the oversight of management by the Board and its committees.

In particular, the Board administers its risk oversight function through (i) the review and discussion of regular periodic reports to the Board and its committees on topics relating to the risks that we face, including, among others, market conditions, tenant concentrations and credit worthiness, leasing activity and lease expirations, compliance with debt covenants, management of debt maturities, access to debt and equity capital markets, existing and potential legal claims against the Company, cybersecurity and various other matters relating to our business, (ii) the required approval by the Board (or a committee thereof) of significant transactions and other decisions, including, among others, significant acquisitions and dispositions of properties, certain new borrowings and the appointment of our executive officers, (iii) the direct oversight of specific areas of our business by the Executive Compensation Committee (the “ECC”), Audit and NCG committees, and (iv) regular periodic reports from our auditors and other outside consultants regarding various areas of potential risk, including, among others, those relating to our qualification as a REIT and our internal controls over financial reporting. The Board also relies on management to bring significant matters affecting the Company to its attention.

Pursuant to its charter, the Audit Committee is specifically responsible for discussing with management the guidelines and policies that govern the process by which the Company’s exposure to risk is assessed and managed. As part of this discussion, the Audit Committee may discuss or consider major financial risk exposures and the steps management has taken to monitor and control such exposures. In addition, our Non-Retaliation Policy enables anonymous and confidential submission by employees of complaints or concerns regarding violations of applicable laws, regulations, or business ethical standards or questionable accounting, internal control or auditing matters. These complaints or concerns may be submitted directly to the compliance officer who is responsible for administering the program, or if they involve the Company’s accounting, auditing or internal controls and disclosure practices, directly to the Audit Committee.

Given its role in the risk oversight of the Company, the Board believes that any leadership structure that it adopts must allow it to effectively oversee the management of the risks relating to our operations. Although there are different leadership structures that could allow the Board to effectively oversee the management of such risks, and while the Board believes its current leadership structure enables it to effectively manage such risks, it was not the primary reason the Board selected its current leadership structure over other potential alternatives.

See the discussion under the heading “— Board Leadership Structure” above for a discussion of why the Board has determined that its current leadership structure is appropriate.

Anti-Hedging and Anti-Pledging Policy

We have a formal anti-hedging and anti-pledging policy that prohibits all of our executive officers and directors, including our Named Executive Officers (as defined herein), and any other employee we notify in writing from (i) buying or selling puts, calls or other derivative securities of ours or any derivative securities that provide the economic equivalent of ownership of any of our securities or an opportunity, direct or indirect, to profit from any change in the value of our securities or engage in any other hedging transaction with respect to our securities, at any time, (ii) pledging our securities as collateral for a loan, or (iii) holding our securities in an account that is marginable or using our securities as collateral in a margin account. Other than the policy described above, we do not have any practices or policies regarding the ability of any other employees to purchase financial instruments or otherwise engage in transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of our equity securities.

Board Meetings in 2019

The Board met 11 times during 2019. Each incumbent director who was a director during 2019 attended more than 75% of the aggregate of the (i) total number of meetings of the Board (held during the period for which he or she has been a director) and (ii) total number of meetings of all committees of the Board on which the director served (during the period he or she served). We do not have a policy with regard to Board members’ attendance at annual stockholder meetings; however, each director who was a director at such time attended the 2019 annual meeting of stockholders of the Company.

Committees of the Board

The Board has established three standing committees: the Audit Committee, the ECC and the NCG Committee. The composition of each of the Audit Committee, the ECC and the NCG Committee complies with the listing requirements and other rules and regulations of the NYSE, as amended or modified from time to time. In 2019, the Audit Committee held six meetings, the ECC held five meetings and the NCG Committee held five meetings. All members of the committees described below are independent as such term is defined in the NYSE’s listing standards and as affirmatively determined by the Board.

■ CC = Chairperson   ■ FE = Financial Expert   ■ = Member

Audit Committee

The Board has established an Audit Committee currently comprised of Ms. Biumi and Messrs. Gifford, Imperiale and Sargeant (chair). The Board has determined that Ms. Biumi and Mr. Sargeant each qualify as an “audit committee financial expert” under the applicable SEC rules. The Audit Committee operates under a written charter approved by the Board. A copy of the charter is publicly available on our website at www.rpai.com under “Corporate Governance” in the Invest section.

The Audit Committee is responsible for the engagement of our independent registered public accounting firm, reviewing the plans and results of the audit engagement with our independent registered public accounting firm, approving services performed by, and the independence of, our independent registered public accounting firm, considering the range of audit and non-audit fees, and consulting with our independent registered public accounting firm regarding the adequacy of our internal controls over financial reporting.

Audit Committee Report.  The members of the Audit Committee submit this report in connection with the committee’s review of the financial reports for the fiscal year ended December 31, 2019 as follows:

1.	The Audit Committee has reviewed and discussed with management the audited financial statements for Retail Properties of America, Inc. for the fiscal year ended December 31, 2019.

2.	The Audit Committee has discussed with representatives of Deloitte & Touche LLP the matters required to be discussed under applicable Public Company Accounting Oversight Board (“PCAOB”) standards.

3.

The Audit Committee has received the written disclosures and the letter from the independent accountant required by the applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence and has discussed with the independent accountant the independent accountant’s independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 for filing with the SEC.

Submitted by the Audit Committee

Thomas J. Sargeant (Chair)

Bonnie S. Biumi

Robert G. Gifford

Richard P. Imperiale

Executive Compensation Committee

The Board has established an ECC currently comprised of Ms. Biumi (chair) and Messrs. Catalano, Gorski, Imperiale, Lynch and Sargeant. The ECC operates under a written charter approved by the Board. A copy of the charter is publicly available on our website at www.rpai.com under “Corporate Governance” in the Invest section.

The ECC assists the Board in discharging its responsibilities related to the compensation of our directors, executive officers and other employees, and develops and implements our compensation policies. The ECC’s responsibilities include, among others, (i) reviewing and approving corporate goals and objectives related to the compensation of the Chief Executive Officer, evaluating the performance of the Chief Executive Officer in light of these goals and objectives, and determining and approving the compensation of the Chief Executive Officer based on such evaluation, and (ii) determining and approving the compensation of all executive officers other than the Chief Executive Officer.

Executive Compensation Committee Interlocks and Insider Participation. None of the members of the ECC has any relationship with the Company requiring disclosure under Item 404 of Regulation S-K. No member of the ECC is a current or former officer or employee of ours or any of our subsidiaries. In addition, none of our executive officers serve as a member of the board of directors or compensation committee of any company that has one or more of its executive officers serving as a member of our Board or the ECC.

Nominating and Corporate Governance Committee

The Board has established an NCG Committee currently comprised of Messrs. Catalano, Gifford, Gorski and Lynch (chair). The NCG Committee operates under a written charter approved by the Board. A copy of the charter is publicly available on our website at www.rpai.com under “Corporate Governance” in the Invest section. The NCG Committee will consider for recommendation to the Board nominations made by stockholders that comply with the procedures described below under the caption “Stockholder Proposals for the 2021 Annual Meeting,” including, without limitation, providing notice setting forth all information required by the rules of the SEC or Section 12 of our bylaws, as the case may be. We did not receive any stockholder recommendations for director candidates for election at the Annual Meeting.

The NCG Committee identifies possible director nominees (whether through a recommendation from a stockholder or otherwise) and makes an initial determination as to whether to conduct a full evaluation of the candidate(s). This initial determination is based on the information provided to the NCG Committee when the candidate is recommended, the NCG Committee’s own knowledge of the prospective candidate and information, if any, obtained by the NCG Committee’s inquiries. The preliminary determination is based primarily on the need for additional Board members to fill vacancies, expand the size of the Board or obtain representation in market areas or expertise without Board representation and the likelihood that the candidate can satisfy the evaluation factors described below. If the members of the NCG Committee determine that additional consideration is warranted, the NCG Committee may gather additional information about the candidate’s background and experience. The members of the NCG Committee take into account many factors, including the nominee’s (i) ability to make independent analytical inquiries, (ii) general understanding of finance, accounting, marketing and other elements relevant to the success of a public company in today’s business environment, (iii) understanding of the Company’s business on a technical level, and (iv) other community service, business, educational and professional experiences. Each director must also possess fundamental qualities of intelligence, honesty, good judgment, high ethics and standards of integrity, fairness and responsibility. In determining whether to recommend a director for re-election, the NCG Committee also considers the director’s past attendance at meetings and participation in and contributions to the activities of the Board.

The members of the NCG Committee may consider all facts and circumstances that it deems appropriate or advisable, including, among others, the skills of the prospective director candidate, his or her depth and breadth of business experience or other background characteristics, his or her independence and the needs of the Board. In connection with this evaluation, the members of the NCG Committee determine whether to interview the candidate, and if they decide that an interview is warranted, one or more of those members and others, as appropriate, interview the candidate in person or by telephone. After completing this evaluation and interview, upon the recommendation of the NCG Committee, the full Board would nominate such candidate for election. Other than circumstances in which we may be legally required by contract or otherwise to provide third parties with the ability to nominate directors, the NCG Committee will evaluate all proposed director candidates that it considers or who have been properly recommended to it by a stockholder based on the same criteria and in substantially the same manner, with no regard to the source of the initial recommendation of the proposed director candidate.

Guidelines on Corporate Governance and Code of Business Conduct and Ethics

The Board, upon the recommendation of the NCG Committee, has adopted guidelines on corporate governance establishing a common set of expectations to assist the Board in performing its responsibilities. Our corporate governance policies and guidelines address a number of topics, including, among other things, (i) director qualification standards and responsibilities, (ii) majority voting, (iii) the responsibilities and composition of the Board committees, (iv) director access to management and independent advisors, (v) director compensation, (vi) director and management stock ownership guidelines, (vii) director orientation and continuing education, (viii) management succession, (ix) evaluations of the performance of the Board and its committees, (x) related person transaction approval and (xi) disclosure policies. Our guidelines on corporate governance meet the requirements of the NYSE’s listing standards and are publicly available on our website at www.rpai.com under “Corporate Governance” in the Invest section.

The Board has also adopted a code of business conduct and ethics, which includes a conflicts of interest policy that applies to all directors and executive officers. The code of business conduct and ethics meets the requirements of a “code of ethics” as defined by the rules and regulations of the SEC and is publicly available on our website at www.rpai.com under “Corporate Governance” in the Invest section. We intend to disclose on our website any amendment to, or waiver of, any provision of the code of business conduct and ethics applicable to our directors and executive officers that would otherwise be required to be disclosed under the rules of the SEC or the NYSE. A printed copy of our guidelines on corporate governance and the code of business conduct and ethics may also be obtained by any stockholder upon request.

Communications with the Board

Stockholders or other interested parties may communicate with any of the Company’s directors or the Board as a group by writing to them at [Name(s) of Director(s)/Board of Directors of Retail Properties of America, Inc.], Retail Properties of America, Inc., 2021 Spring Road, Suite 200, Oak Brook, Illinois 60523.

Stockholders or other interested parties may communicate with independent directors of the Company as a group by writing to Independent Directors of Retail Properties of America, Inc., Retail Properties of America, Inc., 2021 Spring Road, Suite 200, Oak Brook, Illinois 60523.

All communications received as set forth in the preceding paragraphs will be opened by the Secretary of the Company for the sole purpose of determining the nature of the communication. Communications that constitute advertising, promotions of a product or service, or communications that do not relate to the Company or its business will not be forwarded to the directors. Other communications will be forwarded promptly to the addressee(s) as deemed appropriate.

Director Compensation

Directors who are employees of the Company do not receive compensation for their service as directors.

In 2019, our non-employee director compensation program was as follows:

▪ an annual restricted stock award having a value of $125,000;

▪ an additional annual restricted stock award having a value of $50,000 for service as Chairman of the Board;

▪ an annual cash retainer of $75,000 for service as a director;

▪ an additional annual cash retainer of $50,000 for service as Chairman of the Board;

▪ an additional annual cash retainer of $25,000 for service as the chair of the Audit Committee;

▪ an additional annual cash retainer of $15,000 for service as the chair of the ECC or the NCG Committee; and

▪ an additional annual cash retainer of $10,000 for service as a non-chair member of the Audit, ECC or NCG Committee.

The annual restricted stock awards are granted on the fifth business day after each annual meeting of stockholders and are subject to vesting on the earlier of the date of the next annual meeting of stockholders or the first anniversary of the grant date.

On May 31, 2019, each non-employee director elected at the 2019 annual meeting of stockholders received a restricted stock award of 10,514 shares valued at a price of $11.89 per share, which was the closing price of our common stock on the NYSE on May 31, 2019. Mr. Gorski also received an additional restricted stock award of 4,205 shares valued at a price of $11.89 per share, which was the closing price of our common stock on the NYSE on May 31, 2019, in connection with his service as Chairman of the Board. These equity awards are all subject to vesting on the earlier of the date of the Annual Meeting or the first anniversary of the grant date.

2019 Director Compensation Table

The following table sets forth a summary of the compensation paid to or earned by our non-employee directors during 2019:

2019 Director Compensation
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Gerald M. Gorski	$145,000	$175,009	$320,009
Bonnie S. Biumi	100,000	125,011	225,011
Frank A. Catalano, Jr.	95,000	125,011	220,011
Robert G. Gifford	95,000	125,011	220,011
Richard P. Imperiale	95,000	125,011	220,011
Peter L. Lynch	100,000	125,011	225,011
Thomas J. Sargeant	110,000	125,011	235,011

(1)

 Represents the aggregate grant date fair value of restricted stock awards granted during the year ended December 31, 2019, calculated as the closing price of our common stock on the NYSE on the grant date multiplied by the number of shares granted. As of December 31, 2019, each of the non-employee directors held 10,514 unvested shares of restricted stock that had been granted by us as director compensation, except for Mr. Gorski who held 14,719 unvested shares of restricted stock. As of December 31, 2019, Mr. Gorski held unexercised options to purchase 4,000 shares of common stock, Messrs. Catalano and Imperiale held unexercised options to purchase 6,000 shares of common stock, and Messrs. Gifford, Lynch and Sargeant and Ms. Biumi held no unexercised options.

OUR EXECUTIVE OFFICERS

Biographies of our Executive Officers

The following sets forth information regarding our executive officers (other than Steven P. Grimes, the Chief Executive Officer, whose biography appears above under the caption, “Proposal 1 — Election of Directors — Nominees for Election as Directors”), with ages set forth as of March 24, 2020:

Name, Positions with RPAI and Age	Business Experience
SHANE C. GARRISON President and Chief Operating Officer Age 50

Shane C. Garrison serves as our President and Chief Operating Officer. Mr. Garrison is responsible for overseeing a number of operating functions within the Company, including leasing, property management, asset management, which includes acquisitions and dispositions, developments, joint ventures and construction operations. Mr. Garrison has served as our President since May 2018 and as our Chief Operating Officer since 2012. Mr. Garrison previously served as an Executive Vice President since 2010 and as our Chief Investment Officer since the internalization of our management in November 2007, in each case through May 2018. Before November 2007, Mr. Garrison served as Vice President of Asset Management of Inland US Management LLC, a property management company affiliated with our former business manager/advisor, since 2004. In this role, Mr. Garrison underwrote over $1.2 billion of assets acquired by the Company and went on to spearhead our development and joint venture initiatives. Previously, Mr. Garrison served as Head of Asset Management for ECI Properties, a boutique owner of industrial and retail properties, and the General Manager of the Midwest region for Circuit City, formerly a large electronics retailer. Mr. Garrison received a B.S. in Business Administration from Illinois State University and an M.B.A. in Real Estate Finance from DePaul University.

JULIE M. SWINEHART Executive Vice President, Chief Financial Officer and Treasurer Age 44

Julie M. Swinehart has served as our Executive Vice President, Chief Financial Officer and Treasurer since February 2018. She previously served as our Senior Vice President and Chief Accounting Officer since 2015, our Senior Vice President and Corporate Controller from April 2013 to July 2015 and held various accounting and financial reporting positions since joining the Company in 2008. Before joining the Company, Ms. Swinehart was a Manager of External Reporting at Equity Office Properties Trust for two years and she spent eight years in public accounting in the audit practices of Arthur Andersen LLP and Deloitte & Touche LLP. Ms. Swinehart received a B.S. in Accountancy from the University of Illinois at Urbana-Champaign and is a certified public accountant.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following discussion and analysis is set forth with respect to the compensation and benefits for our fiscal year ended December 31, 2019 for Mr. Steven P. Grimes, our Chief Executive Officer, Mr. Shane C. Garrison, our President and Chief Operating Officer and Ms. Julie M. Swinehart, our Chief Financial Officer. In this “— Compensation Discussion and Analysis,” we refer to Messrs. Grimes and Garrison and Ms. Swinehart, collectively, as our Named Executive Officers.

Executive Summary

During 2019, with our portfolio transformation complete, we focused on our strategic objectives of growing our portfolio through (i) accretive leasing activity and (ii) mixed-use expansion and redevelopment projects. In doing so, we drove growth through opportunities organic to our existing portfolio, recording a series of accomplishments in each of these primary areas of focus, including, we:

▪	signed 498 new and renewal leases across 3,255,000 square feet of gross leasable area (“GLA”) for a blended comparable re-leasing spread of 8.1%;

▪	achieved positive comparable cash leasing spreads of 19.7% on signed new leases and 5.3% on signed renewal leases;

▪	achieved record highs in a number of leasing, occupancy and annualized base rent (“ABR”) statistics as of December 31, 2019;

▪	achieved average annual contractual rent increases on signed new leases of approximately 180 basis points;

▪	placed the redevelopment of the multi-family rental units at Plaza del Lago, our first multi-family rental redevelopment, in service;

▪	executed a joint venture agreement for the medical office component at phase one of Carillon;

▪	completed demolition work on approximately 290,000 square feet of vacant retail GLA at Carillon;

▪	broke ground on Pads G & H at One Loudoun Downtown;

▪	signed our first lease at the Circle East redevelopment with a prominent fast casual restaurant operator;

▪	maintained our investment grade balance sheet flexibility and low leverage, which allows us to be opportunistic when allocating capital; and

▪	focused on talent development.

Our executive compensation program and decisions for 2019 are designed to reward company and individual performance and achievements commensurate with our business results and the execution of our strategic objectives described above. We also believe that our executive compensation program and decisions for 2019 compensation encourage the alignment of management’s interests with those of our stockholders and help us continue to attract, retain and motivate the key employees who are responsible for driving our long-term value creation.

2019 Executive Compensation Profile

Performance-Based Incentive Compensation — Over 80% of Total Target CEO Compensation. In 2019, target incentive compensation represented greater than 80% of the total target compensation of our Chief Executive Officer, Mr. Grimes, and greater than 70% of the total target compensation of Mr. Garrison and Ms. Swinehart. We believe our pay-for-performance compensation structure incentivizes our Named Executive Officers to maximize the Company’s performance and aligns our Named Executive Officers’ interests with those of our stockholders.

Annual Cash Incentive Compensation — Formulaic Pay-For-Performance Plan Design. For 2019, each of our Named Executive Officers was eligible to earn cash incentive compensation if and to the extent that pre-established company and individual goals were achieved. In particular, the company goals used to determine the corporate component of cash incentive compensation for 2019 were based on (i) growth in our same store EBITDAre, (ii) our Operating Funds From Operations (“Operating FFO”) per diluted share, and (iii) our Net Debt to Adjusted EBITDAre ratio, which we believe are each key financial metrics that appropriately reflect our progress and ongoing performance and measure the health of our balance sheet. Annual cash incentive compensation based on these company goals represents 75% of the target value of our Chief Executive Officer’s cash incentive compensation and 70% of the target value for each of our other Named Executive Officers’ cash incentive compensation, an increase from 60% in 2018 in order to more closely align with the median of our peer group and market practice in this regard. The remainder of the target value of cash incentive compensation was based on the achievement of individual goals.

Long-Term Equity Incentive Compensation — 75% Based on Relative Total Stockholder Return Over Three-Year Performance Period. For 2019, each of our Named Executive Officers was granted performance-based restricted stock units, which represented 75% of their long-term equity incentive compensation. The performance-based restricted stock units may be earned by our Named Executive Officers based on our relative total stockholder return compared to that of the peer companies in the NAREIT Shopping Center Index over a three-year performance period, which we believe further aligns the interests of our Named Executive Officers with those of our stockholders over the longer term, supports the objectives of long-term value creation, rewards management based on our relative performance compared to our peers and serves as a retention tool for our Named Executive Officers.

Retention Agreements — Double-Trigger Vesting Acceleration; Cash Severance Based Solely on Annual Cash Compensation. The terms of our retention agreements with Messrs. Grimes and Garrison and Ms.

Swinehart require a double-trigger for acceleration of vesting of time-based equity awards in connection with a change-in-control and limit cash severance to a multiple of base salary and annual cash incentive compensation and are summarized below under “Executive Compensation – Retention Agreements.”

Stock Ownership Guidelines. We have stock ownership guidelines that require our non-employee directors and each of our Named Executive Officers to own certain levels of common stock in the Company.

Anti-Hedging and Anti-Pledging Policy. We have a formal anti-hedging and anti-pledging policy that prohibits our Named Executive Officers and directors from engaging in any hedging transactions or pledging any shares of our common stock. See “Corporate Governance and Board Matters—Corporate Governance Profile—Anti-Hedging and Anti-Pledging Policy.”

Strong Stockholder Support for Executive Compensation. At our 2019 annual meeting, we received strong support for our say-on-pay vote approving the compensation paid to our named executive officers for 2018. Approximately 92% of the votes cast on the proposal were voted in favor of this proposal. The ECC viewed this result as an indication of stockholders’ overall satisfaction with our executive compensation programs. Accordingly, in 2019, the ECC did not implement significant changes to our executive compensation programs as a result of the stockholder advisory vote.

2019 Compensation Program Design

The primary objectives of our executive compensation program are to (i) attract, retain and reward experienced, highly-motivated executives who effectively lead and contribute to our long-term value creation and profitability; (ii) motivate and direct the performance of management with clearly defined goals and measures of achievement; and (iii) align the interests of management with the interests of our stockholders. To achieve these objectives, we offer our executives the opportunity to earn a combination of cash and long-term equity-based incentive compensation.

Overall, we designed our executive compensation program to achieve the objectives described above. In particular, consistent with our objectives, incentive compensation constitutes the majority of our total executive compensation. We also structured our annual cash incentive compensation and a significant majority of our long-term equity incentive compensation to be based on our actual performance compared to pre-established performance goals. The following table summarizes the primary components of our 2019 executive compensation program for our Named Executive Officers.

Component	Form of Payout	Objective	Characteristic
Base Salary	Cash	Annual base salary compensation to help retain executive level talent	Competitive base salary compensation based on comparative market analysis

Annual Cash Incentive Compensation	Cash	Incentive to achieve annual company and individual objectives in support of annual performance goals related to corporate/financial performance as well as individual performance

Earned based on the achievement of annual company goals, including growth in our Same Store EBITDAre, Operating FFO per diluted share and Net Debt to Adjusted EBITDAre ratio, as well as specific individual performance goals

Long-Term Equity Incentive Compensation	Performance-Based Restricted Stock	Encourage alignment of interests with stockholders and long-	Awards issued with (i) 75% earned based on the achievement of relative total

Component	Form of Payout	Objective	Characteristic
	Units/Time-Based Restricted Stock	term retention of executives and provide an incentive for long-term relative total stockholder return performance compared to peers stockholder return performance compared to the peer companies in the NAREIT Shopping Center Index over a three-year performance period, with one-third of the shares earned, if any, vesting following the performance period and the remaining two-thirds of the shares earned, if any, vesting one year thereafter, based on continued employment and (ii) 25% vesting over a three-year period, based on continued employment

Each of these components of our executive compensation is discussed in detail below, including a description of the particular component and how it fits into our overall executive compensation program and a discussion of the amounts of compensation paid to our Named Executive Officers for 2019 under each of these components. In the descriptions below, we highlight particular compensation objectives that are addressed by specific components of our executive compensation program; however, it should be noted that we have designed our compensation program so that the various components complement each other and collectively serve all of our executive compensation objectives described above. Accordingly, whether or not specifically mentioned below, we believe that, as a part of our overall executive compensation, each component, to a greater or lesser extent, serves each of our objectives.

Base Salary

We pay our Named Executive Officers a base salary, which we review and determine annually. We believe that a competitive base salary is a necessary component of any compensation program that is designed to attract and retain talented and experienced executives. We also believe that base salaries can motivate and reward executives for their overall performance.

The following table sets forth the 2019 and 2018 annual base salaries for our Named Executive Officers:

Named Executive Officer	2019 Base Salary	2018 Base Salary		Percentage Change
Steven P. Grimes	$850,000	$850,000		—
Shane C. Garrison	650,000	650,000		—
Julie M. Swinehart	475,000	475,000	(1)	—

(1)

 Ms. Swinehart’s 2018 base salary was adjusted to $475,000 per annum, effective February 6, 2018, in connection with her appointment as our Executive Vice President, Chief Financial Officer and Treasurer, and has been annualized based on such increased amount.

The base salaries for Messrs. Grimes and Garrison and Ms. Swinehart did not change in 2019 from 2018.

In determining base salaries and whether they are appropriate, the ECC considers a number of factors on a subjective basis, including, but not limited to, (i) the scope of the Named Executive Officer’s responsibilities within the Company; (ii) the experience of the Named Executive Officer within our industry and at the Company; (iii) the performance of the Named Executive Officer and his or her contributions to the Company; (iv) the peer benchmarking of the Named Executive Officer’s position, (v) a review of historical compensation information for each Named Executive Officer; (vi) a subjective determination of the compensation needed to motivate and retain that individual; and (vii) the recommendations of the Chief Executive Officer when determining base salary for the other Named Executive Officers.

Incentive Compensation

We award our Named Executive Officers incentive compensation based on pre-established performance goals and target values, which we review and determine annually. We believe that incentive compensation is an essential component of our executive compensation program and is designed to (i) motivate and direct the performance of management with clearly defined company and individual goals and measures of achievement; (ii) further align the interests of our Named Executive Officers with our stockholders over the longer term; (iii) support the objective of long-term value creation; (iv) reward management based on our relative performance compared to our peers; and (v) serve as a retention tool for our Named Executive Officers.

Under our incentive compensation program for 2019, each of our Named Executive Officers (i) was eligible to receive a cash award up to a specified dollar value based on the achievement of pre-established company and individual goals, (ii) received a grant of performance-based restricted stock units which are earned based on the achievement of relative total stockholder return performance compared to members of the NAREIT Shopping Center Index over a three-year period, and (iii) received a grant of restricted stock subject to vesting over a three-year period based on continued employment with the Company.

2019 Target Incentive Compensation

The following table sets forth a summary of the target dollar values of our annual cash incentive compensation and long-term equity incentive compensation for each Named Executive Officer for 2019:

		2019 Target Long-Term Equity Incentive Compensation
Named Executive Officer	2019 Target Cash Incentive Compensation	Performance- Based Restricted Stock Units	Time-Based Restricted Stock
Steven P. Grimes	$1,250,000	$2,306,250	$768,750
Shane C. Garrison	585,000	1,192,500	397,500
Julie M. Swinehart	350,000	693,750	231,250

In 2019, target incentive compensation represented greater than 80% of the total target compensation for our Chief Executive Officer, Mr. Grimes, and greater than 70% of the total target compensation for each of Mr. Garrison and Ms. Swinehart.

For 2019, based on a review of competitive market data presented by Frederic W. Cook & Co., Inc. (“FW Cook”) and our desire to compensate near the median of our 2019 peer group, the 2019 long-term equity incentive compensation for Mr. Grimes and Ms. Swinehart increased by approximately 8.8% and 48.0%, respectively. The increase in Ms. Swinehart’s 2019 long-term equity incentive compensation is due to the continued migration of her total compensation over a three-year period towards the median of our peer group for chief financial officers subsequent to her appointment as our Executive Vice President, Chief Financial Officer and Treasurer in 2018. Further, based on Mr. Garrison’s performance during 2019 and his contributions to the Company as well as our desire to continue to incentivize and retain Mr. Garrison, his 2019 long-term equity incentive compensation was increased by approximately 6.7%. The target cash incentive compensation for Messrs. Grimes and Garrison and Ms. Swinehart did not change in 2019 from 2018.

Annual Cash Incentive Compensation

For 2019, each of our Named Executive Officers was eligible to earn cash incentive compensation if and to the extent that pre-established company and individual goals were achieved. The following summarizes the structure of our cash incentive compensation program for 2019 for our Named Executive Officers and the amounts earned by each of our Named Executive Officers pursuant to this program.

2019 Company and Individual Goals

For 2019, 75% of the target value of our Chief Executive Officer’s annual cash incentive compensation opportunity was based on company goals. For 2019, 70% of the target value for each of our other Named Executive Officer’s annual cash incentive compensation opportunity was based on the achievement of company goals, an increase from 60% in 2018 in order to more closely align with the median of our peer group and market practice in this regard. The remainder of the cash incentive compensation opportunity is based on the achievement of individual goals. The following table sets forth the percentage of the target value of our cash incentive compensation for 2019 based on company and individual goals, respectively, for each Named Executive Officer:

	Company Goals
Named Executive Officer	Same Store EBITDAre Growth	Operating FFO per Diluted Share	Net Debt to Adjusted EBITDAre	Individual Goals
Steven P. Grimes	45.0%	22.5%	7.5%	25.0%
Shane C. Garrison	42.0%	21.0%	7.0%	30.0%
Julie M. Swinehart	42.0%	21.0%	7.0%	30.0%

For 2019, the company goals were based on (i) growth in our same store EBITDAre, (ii) our Operating FFO attributable to common shareholders per diluted share, and (iii) our Net Debt to Adjusted EBITDAre ratio. We selected these specific company goals because (i) growth in our same store EBITDAre is the financial metric that we believe most accurately reflects the progress of our operational strategy, including the prudent management of corporate level expenses, (ii) our Operating FFO attributable to common shareholders per diluted share is one of the most significant financial measures that we report to shareholders and use to evaluate our ongoing performance, and (iii) our Net Debt to Adjusted EBITDAre ratio is a key financial metric measuring the health of our balance sheet. As each Named Executive Officer’s performance contributes to these metrics, we believe that they provide a fair and objective basis on which to evaluate each Named Executive Officer’s performance and to determine the majority of each Named Executive Officer’s cash incentive compensation.

For each of these company goals, the ECC established three different levels of performance, “threshold,” “target” and “maximum,” based on an assessment of the operating landscape for 2019, including consideration of portfolio size and expected leasing activity, which may result in variations in these established levels from year to year. The performance levels established for the Same Store EBITDAre and Operating FFO per diluted share goals were generally more difficult to achieve than those established for 2018, with the performance levels for Net Debt to Adjusted EBITDAre slightly higher than those established for 2018, reflecting our expected increase in capital expenditures due to the launch of new development projects. Pursuant to these levels of performance, our Named Executive Officers could earn 50%, 100% or 200%, respectively, of the target amount of the portion of the cash incentive compensation attributable to that company goal. If performance for a company goal did not equal or exceed the threshold level established, then our Named Executive Officers were not entitled to receive any of the cash incentive compensation attributable to that company goal. To the extent performance fell between two of the established levels of performance, the percentage earned was to be determined based on straight-line interpolation between the percentages that would have been earned for the established levels of performance. Further, to the extent that performance exceeds the target level, the amount earned above target is capped at the lesser of (i) 20% of the amount by which the Operating FFO per diluted share company goal is earned in excess of the target level, on an aggregated basis for the Company, or (ii) the maximum level of performance amount. The table below sets forth the goals established at each level of performance, actual performance for 2019 and the percentage of target earned for each company goal:

Same Store EBITDAre(1)	Threshold (50%)	1.75%
	Target (100%)	2.40%
	Maximum (200%)	3.99%
	2019 Actual	3.53%
	Earned %	171.3%

Operating FFO per Diluted Share(2)	Threshold (50%)	$1.04
	Target (100%)	$1.06
	Maximum (200%)	$1.17
	2019 Actual	$1.08
	Earned %	118.2%

Net Debt to Adjusted EBITDAre Ratio(3)	Threshold (50%)	6.0x
	Target (100%)	5.7x
	Maximum (200%)	5.2x
	2019 Actual	5.4x
	Earned %	160.0%

(1)

Same store EBITDAre is calculated by reducing our publicly reported same store net operating income (NOI) by general and administrative expenses, adjusted to exclude executive separation charges, short-term cash incentives and amortization of stock awards. We define NOI as all revenues other than (i) straight-line rental income (non-cash), (ii) amortization of lease inducements, (iii) amortization of acquired above and below market lease intangibles and (iv) lease termination fee income, less real estate taxes and all operating expenses other than lease termination fee expense and non-cash ground rent expense, which is comprised of amortization of right-of-use lease assets and amortization of lease liabilities. For the year ended December 31, 2019, our same store portfolio consisted of 102 retail operating properties acquired or placed in service and stabilized prior to January 1, 2018. Same store EBITDAre growth was based on same store EBITDAre for the year ended December 31, 2019 as compared to same store EBITDAre for the prior year.

(2)

Operating FFO attributable to common shareholders represents funds from operations attributable to common shareholders, or FFO, for the year ended December 31, 2019, excluding the impact of discrete non-operating transactions and other events which we do not consider representative of the comparable operating results of our real estate operating portfolio, which is our core business platform. FFO means net income computed in accordance with generally accepted accounting principles, excluding (i) depreciation and amortization related to real estate, (ii) gains from sales of real estate assets and (iii) impairment write-downs of real estate assets.

(3)

Net Debt to Adjusted EBITDAre ratio represents (i) the total principal amount of our debt, which does not include unamortized discount and capitalized loan fees, less cash and cash equivalents as of December 31, 2019 divided by (ii) Adjusted EBITDAre for the three months ended December 31, 2019, annualized. Adjusted EBITDAre represents net income before interest, income taxes, depreciation and amortization, impairment charges on investment property and gains from sales of investment property, as further adjusted to eliminate the impact of certain items that we do not consider indicative of our ongoing performance.

For 2019, the ECC established the following individual goals for our Named Executive Officers:

Named Executive Officer	Individual Goals
Steven P. Grimes

Goals relating to the oversight and execution of the Company’s strategic plan, RPAI 2.0; optimization of the performance of the senior leadership team, including with respect to staffing matters; oversight of Information Technology (“IT”) matters; and investor communication.

Shane C. Garrison

Goals relating to the development strategy, including the development pipeline, expansion opportunities, spend and stability; the long-term portfolio strategy, including same store ABR, contractual rent growth and occupancy; execution of dispositions in connection with our strategic plan; execution of leasing plans; support of brand awareness and leadership development; and operation in accordance with budget.

Named Executive Officer	Individual Goals
Julie M. Swinehart

Goals relating to management and oversight of certain internal departments and functions; securing appropriate financing to support our strategic plan; expanded, targeted investor outreach; career development, including furthering relationships across peer network and the Board; leadership development and succession planning; support of leadership, including IT leadership, and operational efficiency initiatives; and operation in accordance with budget.

For the individual goals, the ECC established three different levels of performance, “meets expectations,” “exceeds expectations” and “exceptional,” pursuant to which our Named Executive Officers could earn 80%, 100% or 200%, respectively, of the target amount of the portion of the cash incentive compensation attributable to the individual goals. If a Named Executive Officer’s performance for the individual goals did not meet expectations, then such Named Executive Officer was not entitled to receive any of the cash incentive compensation attributable to the individual goals. To the extent performance with respect to the individual goals fell between two of the established levels of performance, the percentage earned was to be determined based on straight-line interpolation between the percentages that would have been earned for the established levels of performance. In determining the component of cash incentive compensation awarded to each Named Executive Officer based on individual goals, the ECC assessed the performance of each Named Executive Officer against his or her individual goals and then made a subjective determination regarding the level of performance achieved upon which the payout for each Named Executive Officer was based. The ECC determined that Messrs. Grimes and Garrison and Ms. Swinehart each performed between “exceeds expectations” and “exceptional” with respect to their 2019 individual performance against their established individual goals and, accordingly, Messrs. Grimes and Garrison and Ms. Swinehart earned 140%, 130% and 120%, respectively, of the target amount of the portion of the cash incentive compensation attributable to their respective individual goals.

2019 Cash Incentive Award Amounts

The following table sets forth the cash incentive award amounts that were paid to each of our Named Executive Officers for 2019 based on the achievement of company and individual goals as described above.

Named Executive Officer	2019 Cash Incentive Award Amount ($)(1)
Steven P. Grimes	$1,823,000
Shane C. Garrison	833,000
Julie M. Swinehart	488,000

(1)	Cash incentive award amounts were limited by $102,000, pro rata based on company goals earned, due to the 20% limitation of Operating FFO per diluted share discussed above.

Long-Term Equity Incentive Compensation

For 2019, other than as set forth below, each of our Named Executive Officers received long-term equity incentive compensation awards comprised of performance-based restricted stock units and time-based restricted stock awards with target values as set forth above under “— 2019 Target Incentive Compensation.”

We designed these awards primarily to (i) further align the interests of our executives with our stockholders over the longer term, (ii) support the objective of long-term value creation and reward our executives based on our relative performance compared to our peers, and (iii) serve as a retention tool for our executives. The following table sets forth the type of awards we granted, weighting (based on percentage of target value) allocated to each award type for each of our Named Executive Officers and vesting terms for our long-term equity incentive compensation for 2019:

Award Type for Named Executive Officers	Weighting	Vesting Terms
Performance-Based Restricted Stock Units	75%	Earned based on our relative total stockholder return compared to that of the peer companies in the NAREIT Shopping Center Index over the three-year performance period ending December 31, 2021. One-third of the shares earned, if any, will be issued in common stock following the end of the performance period, and two-thirds of the shares earned, if any, will be issued in restricted stock that will vest on December 31, 2022, subject to continued employment through such date.
Time-Based Restricted Stock	25%	Vest in three equal annual installments commencing on January 4, 2020, subject to continued employment through such dates.

Performance-Based Restricted Stock Unit Awards

We granted performance-based restricted stock units to our Named Executive Officers in 2019 for 75% of their long-term equity incentive compensation awards. The performance-based restricted stock units may be earned by our Named Executive Officers based on our relative total stockholder return compared to that of the peer companies in the NAREIT Shopping Center Index over a three-year performance period from January 1, 2019 to December 31, 2021. The number of units that will be earned, as a percentage of the target number of units granted, will be based on the percentile ranking of our total stockholder return over the performance period as compared to the total stockholder return of each of the peer companies that were in the NAREIT Shopping Center Index during the entire performance period, as set forth in the table below. If our total stockholder return performance does not equal or exceed the threshold level established, then our Named Executive Officers will not be entitled to earn any shares pursuant to these performance-based restricted stock units. To the extent our performance falls between two of the established levels of performance, the percentage earned will be determined based on straight-line interpolation between the percentages that would have been earned for the established levels of performance.

Performance Level	Relative Performance	Percentage of Target Earned
Maximum	90th Percentile	200%
Target	Median	100%
Threshold	25th Percentile	50%

The performance-based restricted stock units that are earned will be settled in shares of our common stock shortly after the end of the performance period, with one-third of the shares earned being vested upon issuance and the remaining two-thirds of the shares earned being subject to vesting based on continued employment through December 31, 2022. Upon settlement of the performance-based restricted stock units, additional shares of common stock will also be issued in an amount equal to the accumulated value of the dividends that would have been paid during the performance period on the earned awards pursuant to the performance-based restricted stock units divided by the then-current market price of our common stock.

The following table sets forth the target dollar values of the performance-based restricted stock units granted to each of our Named Executive Officers for 2019 and the target number of units represented by each award:

	2019 Target Amounts
Named Executive Officer	($)	(# of Units)(1)
Steven P. Grimes	$ 2,306,250	210,041
Shane C. Garrison	1,192,500	108,607
Julie M. Swinehart	693,750	63,184

(1)	The target number of units granted to each of our Named Executive Officers was determined based on the target dollar value divided by the estimated grant date fair value per unit using a third-party valuation.

Time-Based Restricted Stock Awards

We also granted restricted stock awards to our Named Executive Officers for 2019. These awards comprise 25% of their long-term equity incentive compensation awards and vest in three equal annual installments commencing on January 4, 2020, subject to continued employment through such dates. The following table sets forth the restricted stock awards granted to each of our Named Executive Officers for 2019.

	2019 Restricted Stock Awards
Named Executive Officer	($)	(# of Shares)(1)
Steven P. Grimes	$ 768,750	70,399
Shane C. Garrison	397,500	36,402
Julie M. Swinehart	231,250	21,177

(1)	The number of shares granted to each of our Named Executive Officers was determined based on dividing the dollar value by the closing price of our common stock on the grant date.

Retention Agreements

We realize that consideration of an acquisition by another company or other change-in-control transaction as well as the possibility of an involuntary termination or reduction in responsibility can be a distraction to executives and cause them to consider alternative employment opportunities. Accordingly, we believe that establishing pre-negotiated severance benefits for our Named Executive Officers helps encourage their continued dedication and further aligns the interests of such Named Executive Officers and our stockholders in the event of a potentially attractive proposed change-in-control transaction following which one or more of such Named Executive Officers may be expected to be terminated. In addition, we believe that retention agreements, which specifically set forth severance terms and conditions that are agreed upon in advance with our Named Executive Officers, make it easier for us to make changes in our senior executive team, if desired, without the need for protracted negotiations over severance.

We have retention agreements with Messrs. Grimes and Garrison and Ms. Swinehart. The current term of each of these retention agreements is for approximately three years, beginning on July 30, 2018 for Ms. Swinehart and July 29, 2019 for Messrs. Grimes and Garrison, each with automatic two-year renewals thereafter unless written notice of termination is provided by either party. These agreements, among other things, provide for severance payments and benefits to the applicable Named Executive Officer if his or her employment is terminated by us without cause or by the Named Executive Officer for good reason. These agreements also provide for the measurement of performance-based vesting conditions of any outstanding equity awards granted on or after the date of the retention agreements upon the occurrence of a change-in-control, but they do not include single-trigger acceleration of vesting of time-based equity awards in connection with a change-in-control. See “Executive Compensation — Retention Agreements” below for a summary of the retention agreements we entered into with our Named Executive Officers.

Broad-Based Benefits

In addition to the compensation programs described above, each of our Named Executive Officers was eligible to participate in the same benefits programs available to all of our employees, including medical, dental and vision insurance; group term life insurance; short-term and long-term disability coverage and accidental death and dismemberment coverage; a tax-qualified 401(k) plan; and a pre-tax Section 125 cafeteria plan.

Stock Ownership Guidelines

In order to complement our equity incentive compensation program and further align the interests of our Named Executive Officers with those of our stockholders, our Board of Directors adopted stock ownership guidelines that apply to our Board of Directors and our Named Executive Officers. See “Director and Officer Stock Ownership Guidelines” below for a summary of these guidelines.

Anti-Hedging and Anti-Pledging Policy

None of our Named Executive Officers has engaged in any hedging transactions with respect to our common stock or pledged any of his or her shares of common stock in the Company. Additionally, we have a formal anti-hedging and anti-pledging policy that prohibits all of our executive officers and directors, including our Named Executive Officers, from engaging in any hedging transactions or pledging any shares of our common stock. See “Corporate Governance and Board Matters—Corporate Governance Profile—Anti-Hedging and Anti-Pledging Policy.”

Clawback Policy

We have a clawback policy that allows the Company to recoup cash and equity incentive compensation paid to, earned by or granted to our executive officers during the three-year period preceding a restatement of the Company’s financial statements if the financial results that are the subject of a restatement had been materially misstated due to fraud, intentional misconduct or gross negligence by any of our executive officers. In such circumstances, the Company may recoup the amount of cash and equity incentive compensation that was paid, earned or granted as a result of the incorrectly reported financial results of the Company that were the subject of the restatement that would not have been paid, earned or granted, as applicable, if determined based on the financial results of the Company set forth or reflected in the Company’s restated financial statements. Our clawback policy applies to all cash and equity performance-based incentive compensation with a performance period beginning on or after January 1, 2017.

Compensation Consultant Report and Benchmarking

In connection with the review by the ECC of our executive compensation programs and levels for 2019, the ECC retained compensation consultant Steven Hall & Partners (“SH&P”) in the beginning of 2018 and then in July 2018, the ECC engaged FW Cook as a new compensation consultant to replace SH&P and finalize the analysis as a result of staffing moves from SH&P to FW Cook. Accordingly, in July 2018, SH&P prepared, and FW Cook finalized and presented, a written report for the ECC providing a thorough analysis of our executive compensation programs, including (i) a marketplace review of compensation levels for our then named executive officers relative to our 12-company peer group, and (ii) recommendations regarding the overall design of our executive compensation program for 2019.

Our peer group, along with other market data, used for benchmarking our executive compensation program for fiscal year 2019 was adjusted from the peer group for 2018 in order to better represent companies with similar businesses, annual revenues and market capitalization comparable to ours, as well as consolidation within the industry, and included the following companies:

▪ Acadia Realty Trust	▪ Regency Centers Corporation

▪ Brixmor Property Group, Inc.	▪ Retail Opportunity Investments Corp.

▪ Federal Realty Investment Trust	▪ Taubman Centers, Inc.

▪ Kimco Realty Corporation	▪ Urban Edge Properties

▪ The Macerich Company	▪ Weingarten Realty Investors

▪ Pennsylvania Real Estate Investment Trust

The 2019 peer group data presented to the ECC included information regarding base salary, annual cash incentives, total annual compensation and long-term equity and incentive compensation. For each of these categories, FW Cook presented information comparing our compensation to the compensation paid by these companies at the 25th, 50th and 75th percentiles for comparable positions.

In addition to the finalization of the written report discussed above, FW Cook was also engaged to benchmark the compensation of our Board relative to a peer group and to advise the Company on its long-term equity compensation plan.

2019 Advisory Resolution

At our 2019 annual meeting of stockholders, an advisory resolution approving the compensation paid to our named executive officers for 2018, as disclosed in our proxy statement for the 2019 annual meeting of stockholders, including the Compensation Discussion and Analysis, compensation tables and narrative discussions, was approved by our stockholders, with approximately 92% of the votes cast on the proposal being voted in favor of the proposal to approve such resolution. The ECC has considered the results of this vote and as a result of the high percentage of votes cast in favor of this proposal, it viewed these results as an indication of stockholders’ overall satisfaction with the way we compensated our named executive officers for 2018. Accordingly, in 2019 the ECC did not implement significant changes to our executive compensation programs as a result of the stockholder advisory vote.

Executive Compensation Process

For more information regarding our processes and procedures for considering and determining the compensation of our executives, including the role of any executive officers, see “Executive Compensation — Executive and Director Compensation Process.”

Summary Compensation Table

The following table sets forth information with respect to all compensation paid or earned for services rendered to the Company by our Named Executive Officers for the years ended December 31, 2019, 2018 and 2017 presented in accordance with SEC rules.

Summary Compensation Table
Name and Principal Position	Year	Salary ($)	Stock Awards ($)	Non-Equity Incentive Plan Compensation ($)(1)	All Other Compensation ($)(2)	Total ($)
Steven P. Grimes Chief Executive Officer	2019	850,000	3,075,007(3)	1,823,000	15,965	5,763,972
	2018	850,000	2,825,011(4)	1,651,000	11,406	5,337,417
	2017	850,000	2,425,010(5)	1,488,000	15,430	4,778,440
Julie M. Swinehart Executive Vice President, Chief Financial Officer and Treasurer	2019	475,000	925,013(3)	488,000	22,125	1,910,138
	2018	456,500(6)	625,018(4)	454,000	23,303	1,558,821
	2017	275,000	304,027(5)(7)	186,000	22,989	788,016
Shane C. Garrison President and Chief Operating Officer	2019	650,000	1,590,015(3)	833,000	22,125	3,095,140
	2018	650,000	1,490,019(4)	712,000	26,773	2,878,792
	2017	650,000	1,290,009(5)	741,000	22,005	2,703,014

(1)	Amounts reported reflect annual cash incentive awards earned by our Named Executive Officers related to the respective year’s performance, which was paid in February of the following year. Additional information regarding our annual cash incentive awards is described above under “— Compensation Discussion and Analysis.”
(2)	The amounts shown in this column for 2019 include the following:

Name	Company Contribution to Health Savings Account ($)	Executive Wellness Benefit ($)	Health Insurance Premiums ($)	Company Match to 401(k) Plan ($)	Group Disability and Term Life Insurance Premiums(a) ($)	Total ($)
Steven P. Grimes	500	4,470	6,725	3,000	1,270	15,965
Julie M. Swinehart	1,000	—	16,855	3,000	1,270	22,125
Shane C. Garrison	1,000	—	16,855	3,000	1,270	22,125

(a)	Amounts shown are the premiums for group disability and life insurance policies.
(3)	Amounts reported in 2019 include the aggregate grant date fair value of performance-based restricted stock units and restricted stock awards granted during the year ended December 31, 2019, each calculated in accordance with FASB ASC Topic 718. The assumptions made when calculating the grant date fair value of the performance-based restricted stock units are found in Note 5 (Equity Compensation Plans) to our Consolidated Financial Statements in Part II, Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2019. Assuming that maximum performance is achieved under the performance-based restricted stock units granted in 2019, the value at the grant date of these performance-based restricted stock units would have been as follows: Mr. Grimes — $4,587,295; Ms. Swinehart — $1,379,939; and Mr. Garrison — $2,371,977. The grant date fair value of the restricted stock awards granted during the year ended December 31, 2019 was calculated as the closing price of our common stock on the NYSE on the applicable date of grant multiplied by the number of shares granted. The value of awards granted to our Named Executive Officers in 2019 is reflected in the “2019 Grants of Plan-Based Awards” table.
(4)	Amounts reported in 2018 include the aggregate grant date fair value of performance-based restricted stock units and restricted stock awards granted during the year ended December 31, 2018, each calculated in accordance with FASB ASC Topic 718. The assumptions made when calculating the grant date fair value of the performance-based restricted stock units are found in Note 5 (Equity Compensation Plans) to our Consolidated Financial Statements in Part II, Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2018. The grant date fair value of the restricted stock awards granted during the year ended December 31, 2018 was calculated as the closing price of our common stock on the NYSE on the applicable date of grant multiplied by the number of shares granted.
(5)	Amounts reported in 2017 include the aggregate grant date fair value of performance-based restricted stock units and restricted stock awards granted during the year ended December 31, 2017, each calculated in accordance with FASB ASC Topic 718. The assumptions made when calculating the grant date fair value of the performance-based restricted stock units are found in Note 5 (Equity Compensation Plans) to our Consolidated Financial Statements in Part II, Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2017. The grant date fair value of the restricted stock awards granted during the year ended December 31, 2017 was calculated as the closing price of our common stock on the NYSE on the applicable date of grant multiplied by the number of shares granted.

(6)	Ms. Swinehart’s base salary was increased to $475,000 from $290,000, effective February 6, 2018, in connection with her promotion to Executive Vice President, Chief Financial Officer and Treasurer.
(7)	Amount includes a restricted stock award in the amount of $154,006 received by Ms. Swinehart on March 2, 2017 related to 2016 performance under the non-executive compensation program from which she transitioned out in 2017.

Grants of Plan-Based Awards

The following table sets forth certain information with respect to grants of plan-based awards to our Named Executive Officers for the year ended December 31, 2019.

2019 Grants of Plan-Based Awards
Name	Grant Date	Date of Approval	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units	Grant Date Fair Value of Stock And Option Awards ($)(3)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Steven P. Grimes			718,750	1,250,000	2,500,000
	1/4/19	7/24/18							70,399(4)	768,757
	1/4/19	7/24/18				105,021	210,041	420,082	—	2,306,250
Julie M. Swinehart			206,500	350,000	700,000
	1/4/19	7/24/18							21,177(4)	231,253
	1/4/19	7/24/18				31,592	63,184	126,368	—	693,760
Shane C. Garrison			345,150	585,000	1,170,000
	1/4/19	7/24/18							36,402(4)	397,510
	1/4/19	7/24/18				54,304	108,607	217,214	—	1,192,505

(1)	Reflects the possible payouts of annual cash incentive compensation. “Threshold” amounts represent amounts that would be earned at the threshold level, which represents 50% of the target amounts for the portion of annual cash incentive compensation that was based on company goals and 80% of the target amounts for the portion of annual cash incentive compensation that was based on individual goals. The actual amounts that were paid are set forth in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table” above. See also, “— Compensation Discussion and Analysis — Incentive Compensation — Annual Cash Incentive Compensation.”
(2)	Reflects performance-based restricted stock units granted during 2019. See “— Compensation Discussion and Analysis — Incentive Compensation — Long-Term Equity Incentive Compensation — Performance-Based Restricted Stock Unit Awards.”
(3)	Amounts disclosed in this column for equity awards are computed in accordance with FASB ASC Topic 718.
(4)	Represents shares of restricted stock granted as incentive compensation for 2019. The shares granted to Messrs. Grimes and Garrison and Ms. Swinehart are subject to vesting in equal installments on each of January 4, 2020, 2021 and 2022, subject to continued employment through such dates.

Discussion of Summary Compensation and Grants of Plan-Based Awards Tables

Our executive compensation policies and practices, pursuant to which the compensation set forth in the Summary Compensation Table and the 2019 Grants of Plan-Based Awards Table was paid or awarded, are described above under “— Compensation Discussion and Analysis.”

In 2019, we granted restricted stock awards and performance-based restricted stock units to each of our Named Executive Officers, as described in the 2019 Grants of Plan-Based Awards table. The vesting of each award is subject to acceleration in connection with certain termination triggering events as described below under “— Potential Payments Upon Termination or Change-in-Control.” Generally, we pay dividends to holders of all shares of restricted stock, whether vested or not, at the same rate per share as dividends per share paid to our common stockholders. In connection with the performance-based restricted stock units, if and when earned, additional shares of common stock will also be issued in an amount equal to the accumulated value of the dividends that would have been paid during the performance period on the earned awards issued at the end of the performance period divided by the then-current market price of our common stock.

The terms of the retention agreements that we have entered into with our Named Executive Officers are described below under “— Potential Payments Upon Termination or Change-in-Control.”

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information with respect to outstanding equity awards at December 31, 2019, with respect to our Named Executive Officers.

Outstanding Equity Awards at Fiscal Year-End 2019
	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Steven P. Grimes	239,074	3,203,592	719,976	9,647,678
Julie M. Swinehart	38,892	521,153	183,064	2,453,058
Shane C. Garrison	125,852	1,686,417	375,390	5,030,226

(1)	For Messrs. Grimes and Garrison and Ms. Swinehart, includes the following:

	2019 Award(a)	Earned 2017 Performance-Based Restricted Stock Unit Award(b)	2018 Award(c)	2017 Award(d)	2016 CAO Award(e)	2016 Award(f)	Total
Steven P. Grimes	70,399	111,329	35,296	13,174		8,876	239,074
Julie M. Swinehart	21,177	4,592	8,122	1,630	3,371		38,892
Shane C. Garrison	36,402	59,223	18,616	7,008		4,603	125,852

(a)	Represents unvested portion of restricted stock awards granted for 2019, with one-third scheduled to vest on each of January 4, 2020, 2021 and 2022, subject to continued employment through such dates.
(b)	Represents unvested restricted stock issued in connection with performance-based restricted stock unit awards granted in 2017 with respect to the performance period that began on January 1, 2017 and ended on December 31, 2019 (the “2017 Awards”). The 2017 Awards were earned at 142.5% of target performance based on our relative performance over the three-year performance period and two-thirds of the earned amount was issued in restricted stock that is scheduled to vest on December 31, 2020, subject to continued employment through such date. One-third of the earned amount was issued in common stock and, therefore, is not included in this table. These performance-based restricted stock unit awards provided our Named Executive Officers the ability to earn and receive shares after the end of the three-year performance period based on our total stockholder return over the performance period compared to peers listed in the NAREIT Shopping Center Index.
(c)	Represents unvested portion of restricted stock awards granted for 2018, with one-third having vested on January 4, 2019 and one-third scheduled to vest on each of January 4, 2020 and 2021, subject to continued employment through such dates.
(d)	Represents unvested portion of restricted stock awards granted for 2017, with one-third having vested on each of January 4, 2018 and 2019 and one-third scheduled to vest on January 4, 2020, subject to continued employment through such date.
(e)	Represents unvested portion of restricted stock award granted for 2016, with one-third having vested on each of March 1, 2018 and 2019 and one-third scheduled to vest on March 1, 2020, subject to continued employment through such date.
(f)	Represents unvested portion of restricted stock awards granted for 2016, with one-fourth having vested on each of January 4, 2017, 2018 and 2019 and one-fourth scheduled to vest on January 4, 2020, subject to continued employment through such date.
(2)	Market value is based on a price of $13.40 per share, which was the closing price of our common stock on the NYSE on December 31, 2019.
(3)	Reflects performance-based restricted stock units that were outstanding and for which the performance period had not ended as of December 31, 2019. The number of these performance-based restricted stock units held by each of Messrs. Grimes and Garrison and Ms. Swinehart that were outstanding as of December 31, 2019, which equals the target amount that could be earned, is set forth in the table below. In accordance with SEC rules, the number of units set forth in the table above includes the maximum amount of the 2019 and 2018 performance-based restricted stock units (i.e., 200% of the target amount).

	2019 Performance-Based Restricted Stock Unit Award(a)	2018 Performance-Based Restricted Stock Unit Award(b)
Steven P. Grimes	210,041	149,947
Julie M. Swinehart	63,184	28,348
Shane C. Garrison	108,607	79,088

(a)	Represents performance-based restricted stock units granted in 2019 (the “2019 Awards”). Each 2019 Award provides our Named Executive Officers the ability to earn and receive shares of common stock equal to between 50% and 200% of the number of restricted stock units subject to the award after the end of the three-year performance period that began on January 1, 2019 through December 31, 2021 based on our total stockholder return over the performance period compared to peers listed in the NAREIT Shopping Center Index, with one-third of the amount earned to be issued in shares of common stock and two-thirds to be issued in restricted shares of common stock that will vest one year later, subject to continued employment through such date. Assuming our relative performance for the three-year performance period applicable to the 2019 Awards continues to be the same as we experienced from the beginning of the performance period through December 31, 2019, the 2019 Awards would have been earned at a level between target and maximum performance. In accordance with SEC rules, the 2019 Awards are reflected in the table at maximum performance (i.e., 200% of the target amount).
(b)	Represents performance-based restricted stock units granted in 2018 (the “2018 Awards”). Each 2018 Award provides our Named Executive Officers the ability to earn and receive shares of common stock equal to between 50% and 200% of the number of restricted stock units subject to the award after the end of the three-year performance period that began on January 1, 2018 through December 31, 2020 based on our total stockholder return over the performance period compared to peers listed in the NAREIT Shopping Center Index, with one-third of the amount earned to be issued in shares of common stock and two-thirds to be issued in restricted shares of common stock that will vest one year later, subject to continued employment through such date. Assuming our relative performance for the three-year performance period applicable to the 2018 Awards continues to be the same as we experienced from the beginning of the performance period through December 31, 2019, the 2018 Awards would have been earned at a level between target and maximum performance. In accordance with SEC rules, the 2018 Awards are reflected in the table at maximum performance (i.e., 200% of the target amount).

Option Exercises and Stock Vested

The following table sets forth the aggregate number of shares of restricted stock that vested in 2019. The value realized on vesting is the product of (i) the closing price of our common stock on the NYSE on the vesting date (or, if there were no reported sales on such date, the most recent previous date on which sales were reported), multiplied by (ii) the number of shares vesting.

2019 Option Exercises and Stock Vested
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Steven P. Grimes	177,434	2,235,195
Julie M. Swinehart	15,078	179,459
Shane C. Garrison	93,086	1,172,083

Potential Payments Upon Termination or Change-in-Control

Equity Plan and Award Agreements

Pursuant to the terms of our Amended and Restated 2014 Long-Term Equity Compensation Plan and the applicable award agreements entered into during 2016, all outstanding unvested shares of restricted stock held by each of our Named Executive Officers will fully vest upon the occurrence of a change-in-control or in the event that the Named Executive Officer’s employment is terminated by us without cause or as a result of his or her death or disability. In addition, pursuant to the applicable award agreements for restricted stock, all outstanding unvested shares of such restricted stock held by each of the Named Executive Officers will fully vest in the event that the Named Executive Officer’s employment is terminated as a result of his or her retirement. In 2017, we modified our award agreements for the grants of restricted stock made to our Named Executive Officers to eliminate acceleration of vesting upon a change-in-control. As a result, acceleration of vesting for these awards will only occur upon termination of employment, as described above, whether before or after a change-in-control.

With respect to the performance-based restricted stock units that we granted to our Named Executive Officers in 2017, 2018 and 2019, pursuant to the terms of the applicable award agreements, in the event of a change-in-control prior to the end of the performance period, we will determine the award earned by the Named Executive Officers based on our relative performance through the day prior to the consummation of the change-in-control. The amount earned will be settled immediately prior to the consummation of the change-in-control in shares of our common stock and restricted stock. The shares of restricted stock (i.e., two-thirds of each award) will remain subject to vesting based on the applicable Named Executive Officer’s continued employment in the same manner as would have applied in the absence of a change-in-control. Additional shares of common stock will also be issued in an amount equal to the accumulated value of the dividends that would have been paid during the performance period through the date of the change-in-control on the earned awards that are issued divided by the then-current market price of our common stock.

In the event of a qualified termination by us of a Named Executive Officer prior to the end of any applicable performance period for outstanding performance-based restricted stock units, the Named Executive Officer will be entitled to retain his or her units subject to the same performance-based vesting conditions; provided that the number of units earned will be prorated based upon the period in which such Named Executive Officer was employed during the performance period and all of the shares issued upon settlement of the units earned will be issued in common stock. In the event of a qualified termination by us of a Named Executive Officer after the end of the performance period or after or in connection with a change-in-control, any shares of restricted stock earned by such Named Executive Officer pursuant to the applicable award agreement will fully vest. The term qualified termination is defined in the performance-based restricted stock unit award agreements to mean the termination of employment with us as a result of a Named Executive Officer’s death, disability, retirement, termination by us without cause or such Named Executive Officer’s resignation for good reason.

The terms cause, good reason, retirement and change-in-control are specifically defined in the applicable award agreements. For award agreements entered into during 2016, the term change-in-control is defined in such award agreements to mean (i) any person or group acquiring ownership of more than 50% of our voting stock, (ii) any person or group acquiring 30% or more of our voting stock in any 12-month period, (iii) a change in a majority of the members of the Board during any 12-month period if the new members were not nominated by a majority of the incumbent directors, or (iv) a consummation of any sale, lease, exchange or other transfer of all or substantially all of our assets. For award agreements entered into in 2017 and thereafter, we modified the definition of change-in-control to be consistent with the definition in our retention agreements, as described below under “Retention Agreements.”

Retention Agreements

We have retention agreements with each of Messrs. Grimes and Garrison and Ms. Swinehart. The retention agreements are each for a term of approximately three years beginning on July 29, 2019, except for Ms. Swinehart’s agreement the term of which began on July 30, 2018, with automatic two-year renewals thereafter unless written notice of termination is given at least 90 days prior to such date by the Company. Additionally, if a change-in-control occurs or the Company enters into a definitive agreement for a change-in-control during the term, then the term of the agreement will be automatically extended for two years after such date. Generally, under the retention agreements, if the applicable Named Executive Officer is terminated for any reason, he or she will be subject to the following continuing obligations after termination: (i) non-solicitation of our employees for one year and (ii) non-disparagement obligations.

The retention agreements provide for the following payments and benefits to the applicable Named Executive Officer in connection with the termination of his or her employment by us without cause or by such Named Executive Officer for good reason, provided that such Named Executive Officer enters into a general release of claims for our benefit in connection with such termination:

▪	For Mr. Grimes, a cash payment equal to two times (or, if the termination occurs in connection with or within two years after a change-in-control, three times) the sum of (i) Mr. Grimes’ annual base salary at the rate then in effect, without giving effect to any reduction in the base salary rate amounting to good reason and (ii) an amount equal to the greater of (a) Mr. Grimes’ target annual cash bonus opportunity or (b) Mr. Grimes’ annual cash bonus for the most recent completed year for which an annual cash bonus had been determined;

▪	For our other Named Executive Officers, a cash payment equal to one and one-half times (or, if the termination occurs in connection with or within two years after a change-in-control, two times) the sum of (i) such Named Executive Officer’s annual base salary at the rate then in effect, without giving effect to any reduction in the base salary rate amounting to good reason and (ii) an amount equal to the greater of (a) such Named Executive Officer’s target annual cash bonus opportunity or (b) such Named Executive Officer’s annual cash bonus for the most recent completed year for which an annual cash bonus had been determined;

▪	all unpaid annual bonus amounts earned during the year prior to the year in which the termination occurs and a pro-rata cash bonus, at target, for the year in which the termination occurs;

▪	acceleration of vesting of unvested equity awards that are only subject to vesting conditions based on continued employment;

▪	retention of outstanding equity awards that remain subject to performance-based vesting conditions, with the earning of such awards to be based on achievement of the original performance-based vesting conditions in the same manner as if such termination had not occurred; provided that the portion of each such equity award that is earned will be prorated based on the portion of the performance period that elapsed through the date of termination unless such termination occurred in connection with a change-in-control; and

▪	continuation of healthcare benefits, or cash payments equal to the premiums for healthcare benefits, for the period of cash severance earned under the retention agreement.

The retention agreements do not include single-trigger acceleration of vesting of equity awards that are only subject to vesting conditions based on continued employment in connection with a change-in-control. Each retention agreement provides that upon a change-in-control, the achievement of the performance-based vesting conditions of any outstanding equity awards that remain subject to such vesting conditions will be measured based on performance through the day prior to the date of the change-in-control and using performance metrics that have been prorated, to the extent applicable, to reflect the shortened performance period. Vesting conditions for these awards that are based on continued employment will continue to apply unless accelerated due to a termination of employment or otherwise.

Each retention agreement also provides that upon a termination as a result of death or disability, the applicable Named Executive Officer’s outstanding unvested equity awards will be treated in the same manner as they would in the event of a termination by us without cause or termination by such Named Executive Officer for good reason.

The terms cause, resignation for good reason and change-in-control are specifically defined in the retention agreements, with the term change-in-control defined to mean (i) any person or group acquiring 30% or more of our voting stock, (ii) a change in a majority of the members of the Board during any 12-month period if the new members were not nominated by a majority of the incumbent directors, (iii) the consummation of a consolidation or merger resulting in the Company’s voting stock representing less than a majority of total voting power immediately after such consolidation or merger, (iv) the consummation of any sale, lease or other transfer of all or substantially all of our assets, or (v) our stockholders approve any plan of liquidation or dissolution.

The following table sets forth potential payments and benefits that would have been provided to our Named Executive Officers upon the occurrence of a change-in-control or certain termination triggering events, assuming such change-in-control or terminating event occurred on December 31, 2019. The closing market price of our common stock on the NYSE on December 31, 2019, the last business day of 2019, was $13.40 per share.

	Involuntary Termination Without Cause/For Good Reason (Non-change- in-Control) ($)	Involuntary Termination Without Cause/For Good Reason (Change-in- Control) ($)	Death or Disability ($)	Change-in- Control (No Termination) ($)
Steven P. Grimes(1)(2)
Cash Severance	6,252,000	8,753,000	—	—
Benefits Continuation(3)	16,326	24,489	—	—
Unvested Restricted Stock(4)	3,203,592	3,203,592	3,203,592	118,938
Unvested RSUs	—(5)	5,990,411(6)	—(5)	2,265,408(7)
Total	9,471,918	17,971,492	3,203,592	2,384,346
Julie M. Swinehart(1)(2)
Cash Severance	1,743,500	2,208,000	—	—
Benefits Continuation(3)	35,143	46,857	—	—
Unvested Restricted Stock(4)	521,153	521,153	521,153	—
Unvested RSUs	—(5)	1,487,388(6)	—(5)	557,722(7)
Total	2,299,796	4,263,398	521,153	557,722
Shane C. Garrison(1)(2)
Cash Severance	2,628,000	3,309,000	—	—
Benefits Continuation(3)	35,143	46,857	—	—
Unvested Restricted Stock(4)	1,686,417	1,686,417	1,686,417	61,680
Unvested RSUs	—(5)	3,126,678(6)	—(5)	1,182,866(7)
Total	4,349,560	8,168,952	1,686,417	1,244,546

(1)	The amounts described do not include payments and benefits to the extent they have been earned prior to the termination of employment or are provided on a non-discriminatory basis to salaried employees upon termination of employment. These include:
▪	Accrued salary and vacation pay;
▪	Distribution of plan balances under our 401(k) plan;
▪	Life insurance proceeds in the event of death; and
▪	Disability insurance payouts in the event of disability.
(2)	In the event that any payments and benefits to be paid or provided to a Named Executive Officer would be subject to “parachute payment” excise taxes under the Internal Revenue Code of 1986, as amended, such Named Executive Officer’s payments and benefits will be reduced to the extent necessary to avoid such excise taxes, but only if such a reduction of pay or benefits would result in a greater after-tax benefit to such Named Executive Officer.
(3)	Benefits continuation amounts are based on the actual expense for financial reporting purposes for covering an employee under the medical plan elected by such Named Executive Officer at the date of termination for the duration of his or her severance period.
(4)	For all Named Executive Officers, for all awards granted prior to 2017, outstanding shares of restricted stock fully vest upon a change-in-control, a Named Executive Officer’s termination upon death or disability or termination by us without cause. In 2017, we modified our form of restricted stock agreement for future awards to eliminate single-trigger vesting in the event of a change-in-control. In addition, pursuant to the retention agreements we have entered into with each of our Named Executive Officers, outstanding shares of restricted stock will also fully vest upon a termination by any such Named Executive Officer for good reason. For all Named Executive Officers, for the performance based-restricted stock units granted in 2017, which were earned as of December 31, 2019, outstanding shares of restricted stock fully vest upon termination without cause or a resignation for good reason or their termination upon death or disability. As of December 31, 2019, Messrs. Grimes and Garrison and Ms. Swinehart held unvested restricted stock, including unvested restricted stock earned in connection with performance-based restricted stock units granted in 2017, as follows: Mr. Grimes — 239,074 shares; Ms. Swinehart — 38,892; and Mr. Garrison — 125,852 shares. For purposes of the table above, the value of the equity awards that vest are based on the value of unvested awards set forth in the “Outstanding Equity Awards at Fiscal Year-End 2019” table.
(5)	Does not include any amounts because the performance-based restricted stock units will remain subject to the achievement of performance-based vesting conditions through the end of the performance periods. Any amounts earned would be prorated to reflect the length of service by the Named Executive Officer during the relevant performance period.
(6)	Represents (i) the number of performance-based restricted stock units granted in 2018 and 2019 that would have vested multiplied by $13.40, which was the closing price of our common stock on the NYSE on December 31, 2019, plus (ii) the value of the shares of common stock that would have been issued to pay the accumulated value of dividends that would have been paid during the performance period on the shares earned.
(7)	Represents (i) the number of performance-based restricted stock units granted in 2018 and 2019 that would have vested multiplied by $13.40, which was the closing price of our common stock on the NYSE on December 31, 2019, plus (ii) the value of the shares of common stock that would have been issued to pay the accumulated value of dividends that would have been paid during the performance period on the shares earned. Does not include the portion of the performance-based restricted stock units granted in 2018 and 2019, which represents two-thirds of each award, that would have vested but for the fact that such units remain subject to continued employment requirements through the end of the original performance period in order to vest.

None of the Named Executive Officers were eligible for retirement, as defined in the applicable award agreements, as of December 31, 2019. Retirement is defined to mean resignation from the employment with us on or after the date that (i) the Named Executive Officer is at least 50 years old and the sum of his or her age and his or her years of employment with us is 70 or greater; (ii) the Named Executive Officer provides written notice to us at least 90 days prior to the anticipated resignation date; and (iii) the Named Executive Officer continues to work for us through the anticipated resignation date. If the Named Executive Officers had been eligible for retirement and had retired as of December 31, 2019, each Named Executive Officer would have been entitled to accelerated vesting of the restricted stock awards granted in 2016 and thereafter, other than Ms. Swinehart who would have been entitled to accelerated vesting of the restricted stock awards granted in 2017 and thereafter only, and as of December 31, 2019, based on the $13.40 closing price of our common stock on the NYSE on December 31, 2019, the Named Executive Officers would have received the following amounts: Mr. Grimes — $3,203,592; Ms. Swinehart — $414,449; and Mr. Garrison — $1,686,417. Ms. Swinehart’s restricted stock award agreements prior to 2017, including the agreement governing her March 2, 2017 restricted stock award for 2016 performance under the non-executive compensation plan, did not provide for accelerated vesting upon retirement.

Pay Ratio Disclosure Rule

Pursuant to a mandate of the “Dodd-Frank Wall Street Reform and Consumer Protection Act,” the SEC adopted a rule requiring annual disclosure of the ratio of a company’s median employee’s total annual compensation to the total annual compensation of a company’s principal executive officer. Our principal executive officer is Mr. Grimes, our Chief Executive Officer. For 2019, the total annual compensation of our median employee was $101,995, which was calculated in the same manner as our principal executive officer’s total annual compensation of $5,763,972 as shown in the Summary Compensation Table above, resulting in a ratio of 57:1.

As permitted by Item 402(u) of Regulation S-K, the same median employee that was selected in 2018 was used in this year’s calculation, as we believe there has been no change to the employee population or compensation program structure that would result in a significant change to our pay ratio disclosure for 2019. That employee was initially identified using total annual compensation, excluding long-term equity incentives as such compensation is not broadly granted throughout the Company. The total annual compensation of all employees, other than Mr. Grimes, who were employed as of the last pay date of 2018 (whether such employees were employed full-time, part-time or on a seasonal basis) were ranked to identify the median employee.

Compensation Risks

The ECC monitors our compensation policies and practices for our employees to determine whether they encourage unnecessary or excessive risk-taking. Due to the greater emphasis placed on incentive compensation at higher levels of the organization, and the fact that these individuals are more likely to make decisions that impact corporate performance and could have a material adverse effect on us, the ECC primarily focuses on our executive compensation policies and practices. We believe that risks arising from our policies and practices for compensating employees are not reasonably likely to have a material adverse effect on the Company primarily because of the following reasons:

▪	there are downside risks associated with pursuing poor business strategies or strategic alternatives, including failure to meet goals under our incentive compensation program and decline in value of shares of restricted stock and performance-based restricted stock units previously granted under our incentive compensation program that are subject to various vesting requirements;

▪	our executive compensation program has a significant focus on long-term equity compensation;

▪	the goals for our incentive compensation program are aligned with long-term performance metrics, reflect a balanced mix of individual and company goals aligned with our strategic objectives, are both quantitative and qualitative and provide a comprehensive framework for assessing performance;

▪	short-term or annual incentive compensation opportunities are capped and therefore do not incentivize employees to maximize short-term performance at the expense of long-term performance;

▪	our compensation levels and opportunities are in line with appropriate competitive practice; and

▪	our executives and directors are expected to maintain an ownership interest in the Company, which creates an alignment of their interests with those of our stockholders.

Executive and Director Compensation Process

Overall, the ECC is responsible for determining and approving the compensation of all of our executive officers, provided that all equity awards to be granted are also subject to the approval of the Board. The Board is responsible for approving the compensation of our non-employee directors, provided that the ECC may make recommendations to the Board with respect to non-employee director compensation.

The ECC typically meets several times each year in connection with the consideration and determination of executive compensation. Historically, most actions of the ECC have occurred at regular meetings scheduled well in advance by the ECC; however, the ECC may hold special meetings or take actions by written consent as they deem appropriate. Specific meeting agendas are prepared by the chair of the ECC and our Chief Executive Officer, although they reflect the direction of the full ECC. Matters to be acted on by written consent may relate to matters that have been previously discussed and/or are summarized by our Chief Executive Officer, a consultant engaged by the ECC or other advisor to us or the ECC.

For 2019, our Chief Executive Officer made recommendations to the ECC regarding base salaries and the target amounts, structure and goals for our incentive compensation program, provided detailed information to the ECC regarding the performance of our other Named Executive Officers during 2019 and made recommendations regarding payouts under our incentive compensation program. In addition, our Chief Executive Officer provided the ECC with the financial and other information necessary to determine whether the company goals and each Named Executive Officer’s individual goals with respect to annual cash incentive awards had been achieved.

As noted above in “Compensation Discussion and Analysis,” the ECC engaged SH&P in the beginning of 2018, and FW Cook in July 2018 to replace SH&P, to assist them in conducting a comprehensive review of our executive compensation programs and levels. In July 2018, FW Cook presented a written report providing a thorough analysis of our executive compensation programs, including (i) a marketplace review of compensation levels for our Named Executive Officers relative to our 2019 peer group, (ii) a review of our short-term and long-term incentive plans and analysis of program designs at our 2019 peer group, and (iii) recommendations regarding the form and amount of executive compensation for 2019. This report and the ECC’s consultations with SH&P and FW Cook primarily related to and were used for purposes of structuring 2019 executive compensation. FW Cook also advised the Company on its long-term equity compensation plan. The ECC retained direct responsibility for the appointment, compensation and oversight of the work of each of SH&P and FW Cook and instructed each of SH&P and FW Cook to report directly to the ECC. We have concluded that the work of each of SH&P and FW Cook did not raise any conflict of interest. The ECC and, with respect to equity awards, the independent members of the

Board ultimately made all determinations regarding compensation payable to our Named Executive Officers.

The Board and the ECC review our director compensation on an annual basis. The Board is responsible for approving the compensation of our non-employee directors, provided that the ECC may make recommendations to the Board with respect to non-employee director compensation. Additionally, our Chief Executive Officer may also make recommendations or assist the ECC in making recommendations regarding director compensation. In 2018, the ECC engaged SH&P and FW Cook to perform a comprehensive review of our director compensation, which included benchmarking the compensation of our Board relative to a peer group, and make recommendations for our future director compensation; the results of this review and recommendations were used in determining director compensation for 2019.

Director and Officer Stock Ownership Guidelines

The Board believes it is important to align the interests of the directors, our Chief Executive Officer and our other Named Executive Officers with those of our stockholders and for the directors, our Chief Executive Officer and our other Named Executive Officers to hold equity ownership positions in the Company. Accordingly, we have established stock ownership guidelines pursuant to which each of the following persons is expected to own an aggregate number of shares of common stock, including restricted stock, in the Company, whether vested or not, with the following aggregate market values:

Position	Equity Ownership Guideline
Non-employee director	$375,000
Chief Executive Officer	5x annual base salary
Other Named Executive Officers	3x annual base salary

Our non-employee directors, Chief Executive Officer and other Named Executive Officers are expected to gain compliance with these ownership guidelines by the end of the fifth full fiscal year following the year in which he or she was initially elected or appointed as a director, the Chief Executive Officer or other Named Executive Officer. Thereafter, compliance with these ownership guidelines will be measured at the end of each fiscal year. As of December 31, 2019, all of the directors, the Chief Executive Officer and the other Named Executive Officers subject to the stock ownership guidelines either met the requirements or were within the permitted five-year period to satisfy the ownership requirements.

For purposes of these ownership guidelines, the value of shares of common stock and restricted stock shall be the greater of the market price of an equivalent number of shares of our common stock (1) on the date of purchase or grant of such shares or (2) as of the date compliance with these ownership guidelines is measured.

Any director who is prohibited by law or by applicable regulation of his or her employer from owning equity in us shall be exempt from this requirement. For directors who are employed by or are otherwise affiliated with a stockholder of the Company, the shares owned by the affiliated entity are attributed to the director for purposes of these ownership guidelines. The NCG Committee may consider whether exceptions should be made for any director on whom this requirement could impose a financial hardship.

Executive Compensation Committee Report

The ECC has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the ECC recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Submitted by the Executive Compensation Committee

Bonnie S. Biumi (Chair)

Frank A. Catalano, Jr.

Gerald M. Gorski

Richard P. Imperiale

Peter L. Lynch

Thomas J. Sargeant

Equity Compensation Plan Information

The following table sets forth information as of December 31, 2019 regarding the: (i) number of shares of our common stock to be issued upon the exercise of outstanding options, warrants and rights, (ii) weighted average exercise price of such options, warrants and rights, and (iii) number of shares of our common stock remaining available for future issuance under our equity compensation plans other than outstanding options, warrants and rights.

Plan Category	Number of Shares of Common Stock to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Shares of Common Stock Remaining Available for Future Issuance under Equity Compensation Plans (excluding securities referenced in Column (a)
	(a)	(b)	(c)
Equity Compensation Plans Approved by Stockholders	1,692,842(1)(2)	$15.87(3)	5,885,257(4)
Equity Compensation Plans not Approved by Stockholders	N/A	N/A	N/A

(1)	Includes (i) 1,676,842 shares of common stock issuable pursuant to performance-based restricted stock units outstanding as of December 31, 2019 at the maximum level of performance and (ii) 16,000 shares of common stock issuable upon the exercise of outstanding options (all of which are vested and exercisable).
(2)	Excludes shares of common stock issuable to pay accrued dividend equivalents on earned performance-based restricted stock units.
(3)	Because there is no exercise price associated with the performance-based restricted stock units, such units are not included in the weighted average exercise price calculation.
(4)	Represents shares of common stock remaining available for issuance under our Amended and Restated 2014 Long-Term Equity Compensation Plan.

The table above excludes 534,920 shares of restricted stock that the Company had outstanding as of December 31, 2019.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company has a Related Person Transaction Approval and Disclosure Policy for the review, approval or ratification of any related person transaction. This written policy provides that all related person transactions must be reviewed and approved by a majority of the disinterested directors on the Board in advance of us or any of our subsidiaries entering into the transaction; provided that, if we or any of our subsidiaries enter into a transaction without recognizing that such transaction constitutes a related person transaction, the approval requirement will be satisfied if such transaction is ratified by a majority of the disinterested directors on the Board promptly after we recognize that such transaction constituted a related person transaction. Disinterested directors are directors that do not have a personal financial interest in the transaction that is adverse to our financial interest or that of our stockholders. The term “related person transaction” refers to a transaction required to be disclosed by us pursuant to Item 404 of

Regulation S-K (or any successor provision) promulgated by the SEC. This policy is in addition to, and not a substitute of, any other policy of the Company relating to approval of conflict of interest transactions.

During 2019, Mr. Jason Garrison, the brother of Mr. Shane Garrison, our President and Chief Operating Officer, a Named Executive Officer, was employed by the Company in the capacity of Assistant Vice President, Operations Manager. For 2019, Mr. Jason Garrison’s total compensation earned was $187,500. This transaction was approved in accordance with our Related Person Transaction Approval and Disclosure Policy.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of March 24, 2020 regarding the number and percentage of shares beneficially owned by: (i) each director and nominee; (ii) each Named Executive Officer; (iii) all directors and executive officers as a group; and (iv) each person known by us to be the beneficial owner of more than 5% of any class of our outstanding common stock. Percentages in the following table are based on 214,121,973 shares of common stock outstanding, which was the number of shares outstanding as of March 24, 2020, plus for each person, the number of shares that person has the right to acquire within 60 days after such date.

	Total Common Stock
Name and Address of Beneficial Owners(1)	Number of Shares(2)	Percent of Class
Directors, Director Nominees and Named Executive Officers
Gerald M. Gorski(3)	65,775	*
Bonnie S. Biumi	45,460	*
Frank A. Catalano, Jr.(4)	67,782	*
Robert G. Gifford	35,176	*
Richard P. Imperiale(4)	80,553	*
Peter L. Lynch	48,961	*
Thomas J. Sargeant	71,743	*
Steven P. Grimes	769,621	*
Shane C. Garrison	398,743	*
Julie M. Swinehart	81,504	*
All directors and executive officers as a group (10 persons)	1,665,318	*
5% Holders
The Vanguard Group, Inc.(5)	32,025,410	14.96%
Blackrock, Inc.(6)	14,782,715	6.90%

*	Less than 1% of the total shares of common stock outstanding.
(1)	The address of each of the persons listed below is 2021 Spring Road, Suite 200, Oak Brook, Illinois 60523.
(2)	Beneficial ownership includes outstanding shares and shares which are not outstanding that any person has the right to acquire within 60 days after the date of this table. However, any such shares which are not outstanding are not deemed to be outstanding for the purpose of computing the percentage of outstanding shares beneficially owned by any other person. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investing power with respect to all shares beneficially owned by them.
(3)	Includes 4,000 shares of common stock issuable upon the exercise of options, which are currently exercisable or will become exercisable within 60 days after the date of this table.
(4)	Includes 6,000 shares of common stock issuable upon the exercise of options, which are currently exercisable or will become exercisable within 60 days after the date of this table.
(5)	Information regarding The Vanguard Group, Inc. (“Vanguard”) is based on a Schedule 13G/A filed by Vanguard with the SEC on February 11, 2020. Vanguard’s address is 100 Vanguard Blvd., Malvern, Pennsylvania 19355. The Schedule 13G/A indicates that Vanguard has sole voting power with respect to 331,035 shares of common stock, shared voting power with respect to 239,131 shares of common stock, sole dispositive power with respect to 31,705,098 shares of common stock and shared dispositive power with respect to 320,312 shares of common stock. The percentage of beneficial ownership has been adjusted to reflect our actual shares of common stock outstanding as of the close of business on March 24, 2020.
(6)	Information regarding BlackRock, Inc. (“BlackRock”) is based on a Schedule 13G/A filed by BlackRock with the SEC on February 6, 2020. BlackRock’s address is 55 East 52nd Street, New York, New York 10055. The Schedule 13G/A indicates that BlackRock has sole voting power with respect to 13,838,114 shares of common stock, sole dispositive power with respect to 14,782,715 shares of common stock and shared voting and/or dispositive power with respect to none of such shares. The percentage of beneficial ownership has been adjusted to reflect our actual shares of common stock outstanding as of the close of business on March 24, 2020.

PROPOSAL 2 — ADVISORY RESOLUTION ON EXECUTIVE COMPENSATION

Section 14A(a)(1) of the Exchange Act generally requires each public company to include in its proxy statement an advisory resolution subject to a non-binding stockholder vote to approve the compensation of the Company’s named executive officers, as disclosed in its proxy statement pursuant to Item 402 of Regulation S-K, not less frequently than once every three years.

At our 2017 annual meeting of stockholders, we asked our stockholders to select the frequency with which to hold future advisory votes on the compensation of our named executive officers. A majority of the votes cast on the frequency proposal selected an annual vote. Accordingly, we currently intend to conduct an annual stockholder advisory vote on executive compensation in accordance with the stockholders’ vote on the frequency of executive compensation until the next required advisory vote on the frequency of holding the non-binding, advisory vote on executive compensation, which will occur at the Annual Meeting.

Therefore, we ask stockholders to vote “FOR” the following resolution at the Annual Meeting:

RESOLVED, that the compensation paid to the Company’s Named Executive Officers, as disclosed in this proxy statement for the 2020 Annual Meeting, including the Compensation Discussion and Analysis, compensation tables and narrative discussions, be, and it hereby is, APPROVED.

The Board recommends a vote FOR this resolution.

We urge stockholders to read the section of this proxy statement captioned “Executive Compensation,” including the Compensation Discussion and Analysis, related compensation tables and narrative discussions contained therein, which provide detailed information on the Company’s compensation policies and practices and the compensation of our Named Executive Officers.

The advisory resolution is non-binding on the Board; however, the Board and the ECC will review and consider the voting results when evaluating the executive compensation program for 2020 and future years.

Vote Required

The affirmative vote of a majority of the votes cast is required to approve the advisory resolution on executive compensation. Abstentions and broker non-votes, if any, will have no effect on the outcome of this matter.

THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE APPROVAL OF THE ADVISORY RESOLUTION ON EXECUTIVE COMPENSATION.

PROPOSAL 3 — RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Deloitte & Touche LLP, or Deloitte, as our independent registered public accounting firm to perform the audit of our financial statements and our internal control over financial reporting for the calendar year 2020. Deloitte has audited our financial statements since 2009. The Board recommends that the stockholders ratify the Company’s selection of Deloitte as our independent registered public accounting firm. Although ratification by stockholders is not required by law or by our bylaws, the Board believes that the submission of its selection to stockholders is a matter of good corporate governance. Even if the selection is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time if the Audit Committee believes that such a change would be in the best interests of the Company and its stockholders. If the selection is not ratified, the Audit Committee will take that fact into consideration, together with such other factors it deems relevant, in determining its next selection of independent auditors. One or more representatives of Deloitte are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Principal Accounting Fees and Services

The following table sets forth the fees for professional audit services rendered for the audits of our annual financial statements by Deloitte and fees for other services rendered by them:

	2019	2018
Audit Fees(1)	$1,290,575	$1,271,700
Audit-Related Fees	—	—
All Other Fees	—	—
Tax Fees(2)	120,260	176,454
Total Fees	$1,410,835	$1,448,154

(1)	Audit fees include the (i) financial statement audit, (ii) audit of internal controls over financial reporting and (iii) issuance of independent registered public accounting firm consents and comfort letters, as applicable.
(2)	Tax fees primarily consist of fees for the review of federal and state income tax returns.

The Audit Committee reviews and approves in advance the terms of and compensation for both audit and non-audit services. As stated in our Audit Committee charter, the Audit Committee pre-approves all auditing services and the terms thereof (which may include providing comfort letters in connection with securities underwritings) and non-audit services (other than non-audit services prohibited under Section 10A(g) of the Exchange Act or the applicable rules of the SEC or the PCAOB to be provided to the Company by its independent auditors). The pre-approval requirement may be waived with respect to the provision of non-audit services for the Company if the “de minimus” provisions of Section 10A(i)(1)(B) of the Exchange Act are satisfied. This authority to pre-approve all auditing services and the terms thereof and all non-audit services may be delegated to one or more members of the Audit Committee, provided all decisions to pre-approve an activity are required to be presented to the full Audit Committee at its first meeting following such decision.

The Audit Committee pre-approved 100% of the fees described above and none of the services described above were approved pursuant to Rule 2-01(c)(7)(i)(c) of Regulation S-X, which relates to circumstances where the Audit Committee pre-approval requirement is waived.

Vote Required

The affirmative vote of a majority of the votes cast is required to ratify the selection of Deloitte as our independent registered public accounting firm. Abstentions and broker non-votes, if any, will have no effect on the outcome of this matter.

THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE RATIFICATION OF THE SELECTION OF DELOITTE AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

MISCELLANEOUS AND OTHER MATTERS

Stockholder Proposals for the 2021 Annual Meeting

Any stockholder proposals submitted pursuant to Exchange Act Rule 14a-8 for inclusion in the Company’s proxy statement and form of proxy for its 2021 annual meeting of stockholders must be received by the Company on or before December 4, 2020 in order to be considered for inclusion in its proxy statement and form of proxy. Such proposals must also comply with the requirements as to form and substance established by the SEC if such proposals are to be included in the proxy statement and form of proxy. Any such proposal should be mailed to: Retail Properties of America, Inc., 2021 Spring Road, Suite 200, Oak Brook, Illinois 60523, Attn: Secretary.

In order for stockholder proposals to be properly brought before our 2021 annual meeting of stockholders, other than stockholder proposals submitted pursuant to Exchange Act Rule 14a-8 for inclusion in the proxy statement and form of proxy for its 2021 annual meeting, the stockholder must give timely notice thereof in writing to our Secretary not earlier than November 4, 2020 nor later than December 4, 2020, unless the Company’s 2021 annual meeting of stockholders is scheduled to take place before April 28, 2021 or after June 27, 2021. A stockholder’s notice will be timely if it sets forth all information under Section 12 of our bylaws and is received in writing at the Company’s principal executive office not earlier than the 150th day nor later than 5:00 p.m. Eastern Time on the 120th day prior to the first anniversary of the date of the notice for the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced or delayed by more than 30 days from the first anniversary of the date of the preceding year’s annual meeting, notice by the stockholder to be timely must be so delivered not earlier than the 150th day prior to the date of such annual meeting and not later than 5:00 p.m. Eastern Time on the later of the 120th day prior to the date of such annual meeting, as originally convened, or the tenth day following the day on which public announcement of the date of such meeting is first made.

Other Matters

As of the date of this proxy statement, the above are the only matters we are aware of that are to be acted upon at the Annual Meeting. If any other matter should come before the Annual Meeting, the persons appointed by your proxy will vote on those matters in accordance with the recommendation of the Board, or, in the absence of such a recommendation, in accordance with their discretion.

Oak Brook, Illinois	By the order of the Board of Directors, /s/ Ann M. Sharp Hult
April 3, 2020	Ann M. Sharp Hult Secretary

YOUR VOTE IS IMPORTANT. THE PROMPT RETURN OF YOUR PROXY, INCLUDING THOSE AUTHORIZED VIA THE INTERNET OR VIA TOUCH-TONE TELEPHONE, WILL SAVE US THE EXPENSE OF FURTHER REQUESTS FOR PROXIES. WE ENCOURAGE YOU TO COMPLETE, SIGN, DATE AND RETURN YOUR PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE OR AUTHORIZE YOUR PROXY VIA THE INTERNET OR VIA TOUCH-TONE TELEPHONE, BEFORE THE ANNUAL MEETING SO THAT YOUR SHARES WILL BE REPRESENTED AND VOTED AT THE ANNUAL MEETING.

RETAIL PROPERTIES OF AMERICA, INC.
ATTN: INVESTOR RELATIONS
2021 SPRING ROAD, SUITE 200
OAK BROOK, IL 60523

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

Use the internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/RPAI2020**

You may attend the meeting via the internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D02679-P33938 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

RETAIL PROPERTIES OF AMERICA, INC.

The Board of Directors recommends you vote "FOR" all of the nominees for Director and "FOR" Proposals 2 and 3.

1. Election of Eight Directors

Nominees:	**For**	**Against**	**Abstain**
1a. Bonnie S. Biumi	☐	☐	☐
1b. Frank A. Catalano, Jr.	☐	☐	☐
1c. Robert G. Gifford	☐	☐	☐
1d. Gerald M. Gorski	☐	☐	☐
1e. Steven P. Grimes	☐	☐	☐
1f. Richard P. Imperiale	☐	☐	☐
1g. Peter L. Lynch	☐	☐	☐
1h. Thomas J. Sargeant	☐	☐	☐

	For	**Against**	**Abstain**
2. Approval of an advisory resolution on executive compensation.	☐	☐	☐
3. Ratification of the selection of Deloitte & Touche LLP as Retail Properties of America, Inc.'s independent registered public accounting firm for 2020.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Annual Report and Notice & Proxy Statement are available at www.proxyvote.com.

D02680-P33938

RETAIL PROPERTIES OF AMERICA, INC.

REVOCABLE PROXY FOR ANNUAL MEETING OF STOCKHOLDERS – MAY 28, 2020
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of Retail Properties of America, Inc., a Maryland corporation (the "Company"), hereby appoints Julie M. Swinehart and Steven P. Grimes, and each of them, as proxies for the undersigned, and each with full power of substitution and re-substitution, to attend the Annual Meeting of Stockholders to be held at 9:00 a.m. Central Time on May 28, 2020, online at www.virtualshareholdermeeting.com/RPAI2020, or any adjournment or postponement thereof to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at such meeting and otherwise to represent the undersigned at the meeting with all powers possessed by the undersigned if personally in attendance at the meeting. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, and revokes any proxy heretofore given with respect to such meeting.

THIS PROXY WHEN PROPERLY EXECUTED AND RETURNED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF THIS PROXY IS EXECUTED BUT NO INSTRUCTION IS GIVEN, THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST "FOR" EACH OF THE NOMINEES FOR DIRECTOR, "FOR" THE APPROVAL OF AN ADVISORY RESOLUTION ON EXECUTIVE COMPENSATION AND "FOR" THE RATIFICATION OF THE SELECTION OF DELOITTE & TOUCHE LLP AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2020. THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST IN THE DISCRETION OF THE PROXY HOLDER ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)